As filed pursuant to Rule 424(b)(3)
Registration No: 333-102425

PROSPECTUS

Allergan, Inc.

$641,510,000

ZERO COUPON CONVERTIBLE SENIOR NOTES DUE 2022
SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THE NOTES

     On November 6, 2002, we issued the Zero Coupon Convertible Senior Notes Due 2022 in a private placement at an issue price of $779.41 per note (77.941% of the principal amount at maturity). Selling securityholders will use this prospectus to resell their notes and the shares of common stock issuable upon conversion of their notes.

     Except under circumstances described below, we will not pay cash interest on the notes prior to maturity. Instead, on November 6, 2022, the maturity date of the notes, noteholders will receive $1,000 for each $1,000 principal amount at maturity of the notes. The issue price per note of $779.41 per $1,000 principal amount at maturity represents a yield to maturity of 1.25% per year calculated from November 6, 2002. If certain tax-related events occur and we so elect, the notes will cease to accrete original issue discount, and cash interest will accrue at a rate of 1.25% per annum on the restated principal amount and be payable semi-annually.

     Holders may convert their notes at any time on or before the maturity date initially into 11.410 shares of our common stock for each $1,000 principal amount at maturity of the notes if: (1) the price of our common stock issuable upon conversion of a note reaches specified thresholds, (2) certain credit ratings of the notes are reduced to below specified thresholds, (3) we call the notes for redemption or (4) specified corporate transactions have occurred. The conversion rate will be subject to adjustment for certain events, but not for increases in accreted value. Upon conversion, we may choose to deliver, in lieu of our common stock, cash or a combination of cash and shares of our common stock.

     We may not redeem the notes before November 6, 2005, and prior to November 6, 2007, we may redeem all or a portion of the notes for cash in an amount equal to their accreted value, only if the price for our common stock reaches certain thresholds for a specified period of time. We may, at any time on or after November 6, 2007, redeem all or a portion of the notes for cash in an amount equal to their accreted value. Holders may require us to purchase the notes on the following dates at the following prices: November 6, 2007, at $829.51; November 6, 2012, at $882.84; and November 6, 2017, at $939.60. Any notes purchased on November 6, 2007 will be paid for in cash. For the November 6, 2012 and November 6, 2017 purchase dates, we may choose to pay the purchase price in cash, in shares of our common stock valued at their market price during a specified period, or in a combination of cash and our common stock. If we experience specified types of fundamental changes before November 6, 2007, holders may require us to purchase the notes for cash in an amount equal to the accreted value of the notes. The notes will be unsecured and will rank equally with our other unsecured senior indebtedness.

     Prior to this offering, the notes have been eligible for trading in the Private Offerings, Resales and Trading through Automatic Linkages Market, commonly referred to as the Portal Market. Notes sold by means of this prospectus are not expected to remain eligible for trading in the Portal Market but are expected to be traded over the counter. We do not intend to list the notes for trading on any national securities exchange or on the Nasdaq Stock Market.

     Our common stock trades on the New York Stock Exchange under the symbol “AGN.” The last reported sales price on January 6, 2003 was $58.03 per share.

     We will not receive any proceeds from the sale by the selling securityholders of the notes or the common stock issuable upon conversion of the notes. The selling securityholders may offer the notes or the underlying common stock, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices. In addition, the common stock may be offered from time to time through ordinary brokerage transactions on the New York Stock Exchange. The selling securityholders may be deemed to be “underwriters” as defined in the Securities Act of 1933. If any broker-dealers are used by the selling securityholders, any commissions paid to broker-dealers and, if broker-dealers purchase any notes or common stock as principals, any profits received by such broker-dealers on the resale of the notes as common stock, may be deemed to be underwriting discounts or commissions under the Securities Act of 1933. In addition, any profits realized by the selling securityholders may be deemed to be underwriting commissions. Other than selling commissions and fees and stock transfer taxes, we will pay all expenses of the registration of the notes and the common stock and certain other expenses as set forth in the registration rights agreement.

     Investing in the notes and the common stock issuable upon conversion of the notes involves a high degree of risk. Please consider the “Risk Factors” beginning on page 7 of this prospectus.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 21, 2003

WHERE YOU CAN FIND MORE INFORMATION ABOUT US AND THIS OFFERING
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
SUMMARY
RISK FACTORS
RATIO OF EARNINGS TO FIXED CHARGES
USE OF PROCEEDS
PRICE RANGE OF OUR COMMON STOCK
DIVIDEND POLICY
DESCRIPTION OF NOTES
DESCRIPTION OF CAPITAL STOCK
UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
SELLING SECURITY HOLDERS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS

ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a “shelf” registration or continuous offering process. Under this shelf registration process, selling security holders may from time to time sell the securities described in this prospectus in one or more offerings.

     This prospectus provides you with a general description of the securities that the selling holders may offer. A selling holder may be required to provide you with a prospectus supplement containing specific information about the selling holder and the terms of the securities being offered. That prospectus supplement may include additional risk factors or other special considerations applicable to those securities. A prospectus supplement may also add, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in that prospectus supplement. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information About Us and this Offering.”

     In this prospectus and any prospectus supplement, unless otherwise indicated, the terms “we,” “us,” “our” and “Allergan” refer to Allergan, Inc., a Delaware corporation, and its consolidated subsidiaries.

     We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus and any accompanying supplement to this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or any accompanying prospectus supplement. This prospectus and any accompanying supplement to this prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus and any accompanying supplement to this prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. The information contained in this prospectus and any supplement to this prospectus is accurate as of the dates on their covers. When we deliver this prospectus or a supplement or make a sale pursuant to this prospectus or a supplement, we are not implying that the information is current as of the date of the delivery or sale.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US AND THIS OFFERING

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You can inspect and copy these reports, proxy statements and other information at the Securities and Exchange Commission’s Public Reference Room at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You can also obtain copies of these materials from the Securities and Exchange Commission at prescribed rates by writing to the Public Reference Section of the Securities and Exchange Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference facility and copying charges. The Securities and Exchange Commission also maintains a web site that contains reports, proxy and information statements and other information regarding issuers, such as Allergan, that file electronically with the Securities and Exchange Commission (http://www.sec.gov). You can also inspect reports and other information about us at the office of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

     This prospectus “incorporates by reference” certain information that we have filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934. This means we are disclosing important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and the information that we file later with the Securities and Exchange Commission will automatically update and supersede the information contained in this prospectus. We incorporate by reference the following documents we filed with the Securities and Exchange Commission pursuant to Section 13 of the Securities Exchange Act of 1934:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2001;

•	The Proxy Statement for our 2002 Annual Meeting of Stockholders as filed on Schedule 14A on March 15, 2002;

•	Quarterly Reports on Form 10-Q for the quarters ended March 29, 2002, June 28, 2002 and September 27, 2002;

•	Current Reports on Form 8-K filed on November 18, 2002 and December 18, 2002;

•	The description of our common stock contained in our Registration Statement on Form 8-A dated June 12, 1989, including any amendment or report filed for the purpose of updating such description; and

•	The description of our Preferred Share Purchase Rights contained in our Registration Statement on Form 8-A dated February 1, 2000, including any amendment or report filed for the purpose of updating such description.

     Also incorporated by reference into this prospectus are all documents that we may file with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and before the selling securityholders stop offering the securities described in this prospectus. These documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as proxy statements. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. You may request a copy of any of these documents and of the indenture, notes and registration rights agreement at no cost by writing us at the following address or calling us at the following phone number:

Investor Relations
Allergan, Inc.
2525 Dupont Drive
Irvine, California 92612-1599
(714) 246-4500

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     Statements made in this prospectus and the information incorporated by reference into this prospectus that are not historical factual statements are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. We intend such forward looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and are including this section for purposes of complying with those safe harbor provisions. The forward-looking statements include, among other things, statements regarding the intent, belief or expectations of Allergan and its officers and can be identified by the use of terminology such as “may,” “will,” “expect,” “believe,” “intend,” “plan,” “estimate,” “should” and other comparable terms or the negative thereof. In addition, we, through our senior management, from time to time make forward-looking oral and written public statements concerning our expected future operations and other developments. You are cautioned that, while forward-looking statements reflect our good faith belief and best judgment based upon current information, they are not guarantees of future performance and are subject to known and unknown risks and uncertainties. These risks and uncertainties could cause actual results to differ materially from expectations, and we disclaim any intention or obligation to update or revise any forward-looking statements or to update the reasons why actual results could differ materially from those projected in the forward-looking statements, whether as a result of new information, future events or otherwise. Any forward-looking statements, whether made in this prospectus or elsewhere, should be considered in context with the risk factors discussed or incorporated by reference in this prospectus and the various disclosures made by us about our businesses in our various public reports incorporated herein by reference.

SUMMARY

     This summary highlights information contained elsewhere in, or incorporated by reference into, this prospectus. It does not contain all of the information that is necessary for you to understand this offering or the terms of the notes and the shares of our common stock issuable upon conversion of the notes. You should read carefully this entire prospectus and the documents incorporated by reference herein, including our consolidated financial statements and the related notes thereto.

Allergan

     We are a global specialty pharmaceutical company that develops and commercializes products for the eye care, neuromodulator, skin care and other specialty markets. In addition to our discovery-to-development research programs, we have global marketing and sales capabilities in over 100 countries.

     Our executive offices are located at 2525 Dupont Drive, Irvine, California 92612, and our telephone number at that address is (714) 246-4500. Our website address is http://www.allergan.com. Information on our website does not constitute part of this prospectus.

Recent Developments

Spin-off Transaction

     On June 29, 2002, we completed the spin-off of our subsidiary Advanced Medical Optics, Inc. Prior to the spin-off, we operated two distinct businesses: the specialty pharmaceuticals business and the optical medical device business. The specialty pharmaceuticals business, which we retained following the spin-off, is composed of three product lines: the eye care pharmaceuticals product line, which develops, manufactures and markets prescription and non-prescription products designed to treat disorders of the eye; the skin care product line, which primarily develops, manufactures and markets products designed to treat plaque psoriasis and acne and alpha hydroxy acid products for cosmetic use; and the Botox® purified neurotoxin complex, which is designed to treat disorders characterized by involuntary muscle movements or spasms as well as specific cosmetic applications. The optical medical device business, which is now owned by Advanced Medical Optics, consisted of two businesses: the ophthalmic surgical products business, which developed, manufactured and marketed products that included artificial lenses for the eye, called intraocular lenses, and equipment for cataract and refractive eye surgery; and the contact lens care products business, which developed, manufactured and marketed a broad range of products for use with every available type of contact lens. The spin-off is described more completely in Advanced Medical Optics’ Form 10 Registration Statement dated May 24, 2002 that has been filed with the Securities and Exchange Commission.

The Offering

Notes Offered	$641,510,000 principal amount at maturity of Zero Coupon Convertible Senior Notes Due 2022. We will not pay cash interest on the notes prior to maturity, other than as described below under “— Optional Conversion to Semi-Annual Cash Pay Notes upon Tax Event.” Each note was issued at a price of $779.41 and a principal amount at maturity of $1,000.

Maturity	November 6, 2022.

Yield to Maturity of Notes	1.25% per year (computed on a semi-annual bond equivalent basis) calculated from November 6, 2002.

Conversion Rights	Holders may convert their notes at any time prior to the close of business on November 6, 2022, if:

• the average per share sale price of our common stock reaches specified thresholds;

•  Moody’s Investors Service, Inc. reduces the credit rating assigned to the notes below Baa3 or Standard & Poor’s Ratings Group reduces the credit rating assigned to the notes below BBB-, or the notes are no longer rated by these ratings services;

• we call the notes for redemption;

• we make specified distributions to our stockholders; or

• we become a party to a consolidation, merger or binding share exchange pursuant to which our common stock would be converted into cash, securities or other property.

For each note of $1,000 principal amount at maturity converted, we will deliver 11.410 shares of our common stock. Your right to surrender notes for conversion will expire at the close of business on November 6, 2022. The conversion rate may be adjusted under certain circumstances, but will not be adjusted for increases in accreted value. Upon conversion, we may choose to deliver, in lieu of our common stock, cash or a combination of cash and shares of our common stock.

Ranking	These notes are our general obligations and will not be secured by any collateral. Your right to payment under these notes will be:

• junior to the rights of our secured creditors to the extent of their security in our assets;

• equal with the rights of creditors under our other unsecured unsubordinated debt, including our revolving credit facilities;

• senior to the rights of creditors under debt expressly subordinated to these notes; and

• effectively subordinated to creditors of our subsidiaries.

Original Issue Discount	We issued the notes at an original issue discount for United States federal income tax purposes equal to the principal amount at maturity of each note less the issue price to investors. You should be aware that, although we will not pay interest on the notes, U.S. investors must include accrued original issue discount in their gross income for United States federal income tax purposes prior to the conversion, redemption, sale or maturity of the notes (even if such notes are ultimately not converted, redeemed, sold or paid at maturity). See “United States Federal Income Tax Considerations—Original Issue Discount.”

Sinking Fund	None.

Optional Redemption	We may not redeem the notes before November 6, 2005, and prior to November 6, 2007, we may redeem all or a portion of the notes for cash in an amount equal to their accreted value only if the price for our common stock reaches certain thresholds for a specified period of time. We may, at any time on or after November 6, 2007, redeem all or a portion of the notes for cash in an amount equal to their accreted value. Indicative redemption conditions and prices are set forth in this prospectus on pages 17 and 18.

Purchase of the Notes by Us at the Option of the Holder	Holders may require us to purchase their notes on any one of the following dates at the following prices:

• $829.51 per note on November 6, 2007;

• $882.84 per note on November 6, 2012; and

• $939.60 per note on November 6, 2017.

Any notes purchased by us on November 6, 2007 will be paid for in cash. For the November 6, 2012 and November 6, 2017 purchase dates, we may choose to pay the purchase price in cash or shares of our common stock valued at their market price during a specified period of time, or in a combination of cash and shares of our common stock.

Optional Conversion to Semi-Annual Cash Pay Notes upon a Tax Event
From and after the occurrence of a Tax Event, as defined in this prospectus, at our option, the notes will cease to accrete, and cash interest will accrue on each note from the later of the date of the Tax Event and the date we exercise such option at the rate of 1.25% per year on the restated principal amount (i.e., the accreted value of the note on the later of the date of the Tax Event and the date we exercise such option) and shall be payable semi-annually on the interest payment dates of May 6 and November 6 of each year to holders of record at the close of business on each regular record date immediately preceding such interest payment date. Interest will be computed upon a 360-day year comprised of twelve 30-day months and will initially accrue from the option exercise date, as defined in this prospectus, and thereafter from the last date to which interest has been paid. In such event, the redemption prices, purchase prices and fundamental changes, as defined in this prospectus, will be adjusted as described in this prospectus. However, there will be no changes in a holder’s conversion rights.

Fundamental Change	Upon a fundamental change involving us that occurs before November 6, 2007, each holder may require us to purchase for cash all or a portion of such holder’s notes. The purchase price will be equal to the accreted value of the notes on the date of purchase.

Use of Proceeds	We will not receive any proceeds from the sale by any selling securityholder of the notes or the underlying common stock.

Global Securities	The notes have been issued only in book-entry form, which means that they are represented by one or more permanent global securities registered in the name of The Depository Trust Company, or DTC. The global securities have been deposited with the trustee as custodian for DTC.

Trading	Our common stock is listed on the New York Stock Exchange under the symbol “AGN.” Prior to this offering, the notes have been eligible for trading in the Private Offerings, Resales and Trading through Automatic Linkages Market, commonly referred to as the Portal Market. Notes sold by means of this prospectus are not expected to remain eligible for trading in the Portal Market but are expected to be traded over the counter. We do not intend to list the notes for trading on any national securities exchange or on the Nasdaq Stock Market.

RISK FACTORS

     An investment in the securities offered by this prospectus involves a high degree of risk. You should carefully consider the following factors and other information included or incorporated by reference in this prospectus before deciding to purchase the notes. These risks and uncertainties are not the only ones we face. Others that we do not know about now, or that we do not now think are important, may impair our business or the trading price of our notes.

Risks Related to Our Business

We operate in a highly competitive business.

     The pharmaceutical industry is highly competitive. This competitive environment requires an ongoing, extensive search for technological innovation. It also requires an ability to market products effectively, including the ability to communicate the effectiveness, safety and value of products to actual and prospective customers. Our competitors often have greater resources than us. This enables them, among other things, to spread their research and development costs over a broader revenue base. In addition to product development, other competitive factors in the pharmaceutical industry include industry consolidation, product quality and price, reputation, service and access to technical information. It is possible that developments by our competitors could make our products or technologies noncompetitive or obsolete. In addition, competition from manufacturers of generic drugs is a major challenge in the United States and is growing internationally.

     Prior to December 2000, we were the only manufacturer of a neuromodulator approved by the U.S. Food and Drug Administration, Botox®. Another company has now received FDA approval of a neuromodulator. Our sales of Botox® could be materially and negatively impacted by this competition or competition from other companies that might obtain FDA approval to market a neuromodulator.

     In April 2002 the FDA approved Botox® Cosmetic for the temporary improvement in the appearance of moderate to severe glabellar lines in adult men and women age 65 or younger. Botox® Cosmetic is a consumer product. If we fail to anticipate, identify or to react to competitive products or if changing preferences of consumers in the cosmetic marketplace shift to other treatments for the temporary improvement in the appearance of moderate to severe glabellar lines, we may experience a decline in demand for Botox® Cosmetic. We cannot assure you that consumers will continue to prefer Botox® Cosmetic over other treatment options, or that we can or will respond in a timely manner to changes in consumer preferences.

We could experience difficulties creating bulk toxin needed to produce Botox® purified neurotoxin complex.

     The manufacturing process to create bulk toxin raw material necessary to produce Botox® is technically complex and requires significant lead time. Any failure by us to forecast demand for, or maintain an adequate supply of, bulk toxin and finished product could result in an interruption in the supply of Botox® and a resulting decrease in sales of the product.

We may experience losses due to product liability claims, product recalls or corrections.

     The design, development, manufacture and sale of our products involve an inherent risk of product liability claims by consumers and other third parties. We have in the past been, and continue to be, subject to various product liability claims. In addition, we have in the past and may in the future recall or issue field corrections related to our products due to manufacturing deficiencies, labeling errors or other safety or regulatory reasons. We cannot assure you that we will not experience material losses due to product liability claims, product recalls or corrections.

Health care initiatives and other cost-containment pressures could cause us to sell our products at lower prices, resulting in less revenues to us.

     Some of our products are purchased or reimbursed by state and federal government authorities, private health insurers and other organizations, such as health maintenance organizations, or HMOs, and managed care organizations, or MCOs. Third party payors increasingly challenge pharmaceutical product pricing. The trend toward managed healthcare in the United States, the growth of organizations such as HMOs and MCOs, and legislative proposals to reform healthcare and government insurance programs could significantly influence the purchase of pharmaceutical products, resulting in lower prices and/or a reduction in demand. Such cost containment measures and healthcare reform could affect our ability to sell our products. Furthermore, individual states have become increasingly aggressive in passing legislation and regulations designed to control pharmaceutical product pricing, including price or patient reimbursement constraints, discounts, restrictions on access to certain products, importation from other countries and bulk purchasing. If these measures become law, and if these measures impose price controls or otherwise negatively impact our prices, our revenues and financial condition could be materially and adversely affected. We encounter similar regulatory and legislative issues in most other countries outside the United States.

We are subject to risks arising from currency exchange rate and interest rate fluctuations, which could increase our costs and may cause our profitability to decline.

     We collect and pay a substantial portion of our sales and expenditures in currencies other than the U.S. dollar. Therefore, fluctuations in foreign currency exchange rates affect our operating results. In addition, our interest-bearing investments, loans and borrowings are subject to interest rate change risk. We cannot assure you that future exchange and interest rate movements, inflation or other related factors will not have a material adverse effect on the our sales, gross profit or operating expenses.

We are subject to risks associated with doing business internationally.

     Our business is subject to other risks generally associated with doing business internationally, including political unrest and changing economic conditions in countries where our products are sold or manufactured. Our management cannot assure you that it can successfully manage these risks or avoid their effects.

If we are unable to obtain and maintain adequate patent protection for the technologies incorporated into our products, our business and results of operations could suffer.

     Patent protection is generally important in the pharmaceutical industry. Therefore, our future financial success may depend in part on obtaining patent protection for technologies incorporated into our products. We cannot assure you that such patents will be issued, or that any existing or future patents will be of commercial benefit. In addition, it is impossible to anticipate the breadth or degree of protection that any such patents will afford, and we cannot assure you that any such patents will not be successfully challenged in the future. If we are unsuccessful in obtaining or preserving patent protection, or if any products rely on unpatented proprietary technology, we cannot assure you that others will not commercialize products substantially identical to such products. The patents covering several of our medicines are being challenged by generic drug manufacturers. We also rely on trade secrets and proprietary know-how that we seek to protect, in part, through confidentiality agreements with partners, customers, employees and consultants. It is possible that these agreements will be breached or that they will not be enforceable in every instance, and that we will not have adequate remedies for any such breach. It is also possible that our trade secrets will become known or independently developed by our competitors.

We may be subject to intellectual property litigation and infringement claims, which could cause us to incur significant expenses or prevent us from selling our products.

     Although we have a corporate policy not to infringe the valid and enforceable patents of others, we cannot assure you that our products will not infringe patents held by third parties. In such event, licenses from those third parties may not be available or may not be available on commercially attractive terms. We may have to defend, and have recently defended, against charges that we violated patents or proprietary rights of third parties. Litigation is costly and time-consuming, and diverts the attention of our management and technical personnel. In addition, if we infringe the intellectual property rights of others, we could lose our right to develop or manufacture products or could be required to pay monetary damages or royalties to license proprietary rights from third parties. An adverse determination in a judicial or administrative proceeding or a failure to obtain necessary licenses could prevent us from manufacturing or selling our products, which could harm our business, financial condition, results of operations and cash flows. Please see the “Legal Proceedings” section of each our Quarterly Report on Form 10-Q for the quarter ending March 29, 2002, our Quarterly Report on Form 10-Q for the quarter ending June 28, 2002, and our Quarterly Report on Form 10-Q for the quarter ending September 27, 2002, and Note 15 to our Consolidated Financial Statements in our Current Report on Form 8-K filed with the Securities and Exchange Commission on December 18, 2002, each of which is incorporated herein by reference, for information on current patent litigation.

The consolidation of drug wholesalers could increase pricing and competitive pressures on pharmaceutical manufacturers, including us.

     We sell our pharmaceutical products primarily through wholesalers. These customers comprise a significant part of the distribution network for pharmaceutical products in the United States. This distribution network is continuing to undergo significant consolidation marked by mergers and acquisitions. As a result, a smaller number of large wholesale distributors control a significant share of the market. We expect that consolidation of drug wholesalers will increase pricing and competitive pressures on pharmaceutical manufacturers, including us. In addition, wholesaler purchases may exceed customer demand, resulting in reduced wholesaler purchases in later quarters. We cannot assure you that wholesaler purchases will not decrease as a result of this potential excess buying.

Our future success depends upon our ability to develop new products, and new indications for existing products, that achieve market acceptance.

     Our future performance will be affected by the market acceptance of products such as Lumigan® and Alphagan® P, as well as FDA approval of new indications for products such as Botox®. We have allocated substantial resources to the development and introduction of new products and indications. New products must be continually developed, tested and manufactured and, in addition, must meet regulatory standards and receive requisite regulatory approvals in a timely manner. Products that we are currently developing may or may not receive the regulatory approvals necessary for marketing. Furthermore, the development and commercialization process is time consuming, costly and subject to numerous factors that may delay or prevent the development and commercialization of new products, including legal actions brought by our competitors. If any of our products cannot be successfully or timely commercialized, our operating results could be adversely affected. Delays or unanticipated costs in any part of the process or our inability to obtain regulatory approval for our products, including failing to maintain manufacturing facilities in compliance with all applicable regulatory requirements, could cause our operating results to suffer. We cannot assure you that new products or indications will be successfully developed, receive regulatory approval or achieve market acceptance. The intrinsic uncertainties associated with research and development efforts and the regulatory process are both discussed in greater detail in the “Research and Development” and the “Government Regulation” sections of our Annual Report on Form 10-K for the year ended December 31, 2001.

We may acquire companies in the future and these acquisitions could disrupt our business.

     As part of our business strategy, we plan to consider, and as appropriate, make acquisitions of technologies, products and businesses, which may result in difficulties in integrating the technologies, products and businesses acquired and/or result in significant charges to earnings that may adversely affect our stock price and financial condition. We regularly review potential acquisitions of technologies, products and businesses complementary to our business. Acquisitions typically entail many risks and could result in difficulties in integrating the operations, personnel, technologies and products of the companies acquired. If we are unable to successfully integrate our acquisitions, we may not obtain the advantages that the acquisitions were intended to create, which may adversely affect our business, results of operations, financial condition and cash flows, our ability to develop and introduce new products and the market price of our stock. In addition, in connection with acquisitions, we could experience disruption in our business or employee base, or key employees of companies that we acquire may seek employment elsewhere, including with our competitors. Furthermore, our products or those of our customers and the products of companies we acquire may overlap, creating conflicts with existing relationships or with other commitments that are detrimental to the integrated businesses.

Compliance with the extensive government regulations to which we are subject is expensive and time consuming, and may result in the delay or cancellation of product sales, introductions or modifications.

     Extensive industry regulation has had, and will continue to have, a significant impact on our business, especially our product development and manufacturing capabilities. All pharmaceutical companies, including Allergan, are subject to extensive, complex, costly and evolving regulation by the federal government, principally the FDA and to a lesser extent by the U.S. Drug Enforcement Administration, and foreign and state government agencies. The Federal Food, Drug and Cosmetic Act, the Controlled Substances Act and other domestic and foreign statutes and regulations govern or influence the testing, manufacturing, packing, labeling, storing, record keeping, safety, approval, advertising, promotion, sale and distribution of our products. Under certain of these regulations, we are subject to periodic inspection of our facilities, procedures and operations and/or the testing of our products by the FDA, the DEA and other authorities, which conduct periodic inspections to confirm that we are in compliance with all applicable regulations. In addition, the FDA conducts pre-approval and post-approval reviews and plant inspections to determine whether our systems and processes are in compliance with good manufacturing practices and other FDA regulations. The process for obtaining governmental approval to manufacture pharmaceutical products is rigorous, time-consuming and costly, and we cannot predict the extent to which we may be affected by legislative and regulatory developments. We are dependent on receiving FDA and other governmental approvals prior to manufacturing, marketing and shipping our products. Consequently, there is always a risk that the FDA or other applicable governmental authority will not approve our products, or that the rate, timing and cost of such approvals will adversely affect our product introduction plans or results of operations.

Risks Related to the Offering

     The market price of the notes could be significantly affected by the market price of our common stock, which can be volatile, and other factors.

     We expect that the market price of our notes will be significantly affected by the market price of our common stock. This may result in greater volatility in the market price of the notes than would be expected for nonconvertible debt securities. From the beginning of fiscal 2001 to January 6, 2003, the reported high and low sales prices for our common stock ranged from a low of $49.05 per share to a high of $99.38 per share. The market price of our common stock will likely continue to fluctuate in response to the following factors, some of which are beyond our control:

•	quarterly fluctuations in our operating and financial results;

•	announcements of new technologies, products and/or pricing by us or our competitors;

•	changes in financial estimates and recommendations by financial analysts;

•	changes in the ratings of our notes or other securities;

•	developments related to litigation or investigations involving us;

•	developments relating to patents, proprietary rights or regulatory approvals of our products;

•	fluctuations in the stock price and operating results of our competitors;

•	changes in government regulation;

•	acquisitions and financings; and

•	general conditions in the pharmaceutical industry.

     In addition, the stock markets in general, including the New York Stock Exchange, recently have experienced extreme price and trading fluctuations. These fluctuations have resulted in volatility in the market prices of securities that often has been unrelated or disproportionate to changes in operating performance. These broad market fluctuations may affect adversely the market prices of the notes and the common stock.

Changes in our credit ratings or the financial and credit markets could adversely affect the market price of the notes.

     The market price of the notes will be based on a number of factors, including:

•	our ratings with major credit rating agencies;

•	the prevailing interest rates being paid by companies similar to us; and

•	the overall condition of the financial and credit markets.

     The condition of the financial and credit markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future. Fluctuations in these factors could have an adverse effect on the price of the notes. In addition, credit rating agencies continually revise their ratings for companies that they follow, including us. The credit rating agencies also evaluate the pharmaceutical industry as a whole and may change their credit rating for us based on their overall view of our industry. We cannot assure you that credit rating agencies will maintain their ratings on the notes. A negative change in our credit rating could have an adverse effect on the market price of the notes.

The notes will be subordinated to all of our subsidiaries’ existing and future indebtedness.

     A substantial portion of our operations is conducted through our subsidiaries. As a result, our cash flow and our consequent ability to service our debt, including the notes, depends in part upon our subsidiaries’ cash flows and their payment of those funds to us as dividends, loans, advances or other payments. Additionally, except to the extent we may be a creditor with recognized claims against our subsidiaries, the claims of creditors of our subsidiaries will have priority with respect to the assets and earnings of our subsidiaries over claims of our direct creditors, including holders of the notes, even though the subsidiary obligations do not constitute senior indebtedness.

We may not have the ability to raise the funds necessary to purchase the notes upon a fundamental change or other purchase date, as required by the indenture governing the notes.

     On November 6, 2007, November 6, 2012, November 6, 2017, and upon the occurrence of a fundamental change, as described in the indenture, holders of the notes may require us to purchase their notes. We cannot assure you that we would have sufficient financial resources, or would be able to arrange financing, to pay the purchase price for the notes tendered by the holders. A fundamental change may also constitute an event of default under any other indenture or other agreement governing our then-existing indebtedness and could prohibit us from purchasing the notes without first satisfying covenants under the other indebtedness. If a fundamental change occurred that accelerated our other indebtedness, we cannot assure you that we would have sufficient financial resources, or be able to arrange sufficient financing, to pay the purchase price for the notes and amounts due under the other indebtedness. Failure by us to purchase the notes when required will result in an event of default with respect to the notes and possibly our other outstanding indebtedness.

You cannot be sure that an active trading market will develop for the notes.

     The notes are a new issue of securities for which there is currently no trading market. Although the notes that were sold to qualified institutional buyers pursuant to Rule 144A are eligible for trading in the PORTAL market, we do not expect that the notes resold pursuant to this prospectus will continue to trade on the PORTAL market. As a result, there may be a limited market for the notes. We do not intend to list the notes on any national securities exchange or on the Nasdaq National Market. We cannot assure you that an active trading market for the notes will develop or be sustained. If an active market is not developed or sustained, the market price and liquidity of the notes may be adversely affected. Accordingly, we cannot assure you that you will be able to sell the notes at a price acceptable to you or at all.

     Additionally, the market price of the notes may be adversely affected by changes in the overall market for convertible securities and by changes in our financial performance or prospects, or in the prospects of companies in our industry. The market for the notes may also be significantly affected by the market price of our common stock, which is subject to wide fluctuations in response to a variety of factors discussed elsewhere in these risk factors.

The notes will be issued at a substantial discount from their principal amount and will therefore trigger certain U.S. federal income tax consequences for the holders of the notes.

     The notes will be issued at a substantial discount from their principal amount. Consequently, the notes will be treated as issued with original issue discount for U.S. federal income tax purposes and you will be required to include such original issue discount in your gross income as it accrues for U.S. federal income tax purposes in advance of receipt of any payment on the notes to which the original issue discount is attributable. To understand how this may affect you, you should seek advice from your own tax advisor prior to purchasing these notes. See “Certain Federal United States Income Tax Considerations” for a more detailed discussion of the U.S. federal income tax consequences to the holders of the notes of the purchase, ownership and disposition of the notes.

Your claim against us will be limited if a bankruptcy proceeding is commenced against us.

     If a bankruptcy proceeding is commenced by us or against us, the claim of a holder of notes is, under Title 11 of the U.S. Code, limited to the issue price of the notes plus that portion of the original issue discount that has accrued from the date of issue to the commencement of the proceeding.

RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth our ratio of earnings to fixed charges for the last five fiscal years and for the nine month period ended September 27, 2002. For purposes of these ratios, “earnings” represents income from continuing operations before provision for income taxes and minority interest and fixed charges, and “fixed charges” consist of interest expense, and a share of rent expense which is deemed to be representative of an interest factor.

						Nine Months
	Fiscal Year					Ended
						September 27,
	1997	1998	1999	2000	2001	2002

Ratio of earnings to fixed charges	9.9	n/a(1)	19.1x	12.0x	11.7x	1.0x(2)

(1)	In 1998, earnings were not sufficient to cover fixed charges by $56.7 million.

(2)	During the nine months ended September 27, 2002, we recorded a $65.8 million charge for restructuring costs and asset write-offs, substantially all of which related to our spin-off of Advanced Medical Optics, Inc., or AMO, which occurred on June 29, 2002. In addition to these restructuring charges, we also incurred $41.1 million of duplicate operating expenses during the nine month period ended September 27, 2002 that were associated with the spin-off of AMO. We also incurred a litigation settlement charge of $118.7 million during the nine month period ended September 27, 2002. Excluding these one-time charges for restructuring costs and asset write-offs, duplicate operating expenses, and the litigation settlement our ratio of earnings to fixed charges for the nine months ended September 27, 2002 would be 13.9x.

USE OF PROCEEDS

     The selling securityholders will receive all of the proceeds from the sale of notes and the common stock into which the notes may be converted. We will not receive any proceeds. See “Selling Securityholders” for a list of those persons or entities receiving proceeds from the sale of the notes and underlying common stock.

PRICE RANGE OF OUR COMMON STOCK

     Our common stock is traded on the New York Stock Exchange under the symbol “AGN.” The following table sets forth, for each period indicated, the high and low sale prices for the common stock as reported on the New York Stock Exchange and the dividends per share paid during such periods.

	Common Stock
	Price		Dividends on
			Common Stock
	High	Low	(per share)

Year Ended December 31, 2001
Quarter ended March 30, 2001	99.38	59.00	0.09
Quarter ended June 29, 2001	93.30	71.13	0.09
Quarter ended September 28, 2001	86.25	60.00	0.09
Quarter ended December 31, 2001	78.10	64.26	0.09
Year Ended December 31, 2002
Quarter ended March 29, 2002	72.35	58.58	0.09
Quarter ended June 28, 2002	67.23	54.01	0.09
Quarter ended September 27, 2002	65.49	49.05	0.09 (1)
Quarter ended December 31, 2002	65.08	51.40	0.09

(1)	In addition to the cash dividend paid during this quarter, on June 29, 2002, we completed the spin-off of our former subsidiary Advanced Medical Optics by distributing a dividend to our stockholders consisting of one share of common stock of Advanced Medical Optics for every 4.5 shares of Allergan common stock held by our stockholders of record on June 14, 2002.

     On January 6, 2003, the last reported sale price for the common stock on the New York Stock Exchange was $58.03. As of September 27, 2002, there were approximately 7,388 holders of record of our common stock.

DIVIDEND POLICY

     Our declaration and payment of cash dividends in the future and the amount thereof will depend upon our results of operations, financial condition, cash requirements, future prospects, limitations imposed by credit agreements or debt securities and other factors deemed relevant by our board of directors. No assurance can be given that cash dividends will continue to be declared and paid at historical levels or at all. Certain financial covenants set forth in our bank credit line agreements and other financing agreements restrict our ability to declare dividends.

DESCRIPTION OF NOTES

     The notes were issued under an indenture dated as of November 6, 2002, between Allergan and Wells Fargo Bank, National Association, as trustee. A copy of the indenture is filed as an exhibit to the registration statement of which this prospectus forms a part, is available to prospective investors in the notes upon request to Allergan, and is available for inspection at the corporate trust office of the trustee.

     The following summary of certain provisions of the indenture does not purport to be complete and is subject to, and qualified in its entirety by reference to, all the provisions of the notes and the indenture. Because the following is only a summary, it does not contain all information that you may find useful.

     Definitions of certain terms are set forth under “Certain Definitions” and throughout this description. Capitalized terms that are used but not otherwise defined herein have the meanings assigned to them in the indenture, and those definitions are incorporated herein by reference. As used in this “Description of the Notes,” unless otherwise indicated, the words “we,” “us” and “our” refer to Allergan, Inc., and do not include our subsidiaries.

General

     The notes:

•	represent our unsecured senior obligations and rank equally with all of our other unsecured senior indebtedness and are junior to all of our current and future secured indebtedness;

•	have a $641,510,000 aggregate principal amount at maturity; and

•	will mature on November 6, 2022.

     Except under circumstances described under “— Optional Conversion to Semi-Annual Cash Pay Note Upon Tax Event,” we will not pay cash interest on the notes; rather, the notes will accrete to a principal amount of $1,000 per note upon maturity, representing a yield to maturity of 1.25% per annum.

     The notes are redeemable prior to maturity only in specified circumstances between November 6, 2005 and November 6, 2007, and freely on or after November 6, 2007, as described below under “— Optional Redemption.” The notes do not have the benefit of a sinking fund. Principal of the notes is payable, and the transfer of notes is registrable, at the office of the trustee. The trustee is initially serving as paying agent for the notes.

     The notes were offered at a substantial discount from their principal amount at maturity. Except as described below under “— Optional Conversion to Semi-Annual Cash Pay Note Upon Tax Event,” we will not make periodic cash payments of interest on the notes. Each note of $1,000 principal amount at maturity was issued at an issue price of $779.41. The issue date for the notes and the commencement date for the accrual of original issue discount was November 6, 2002. See “Certain United States Federal Income Tax Considerations — Consequences to U.S. Holders — Interest Accruals on the Notes.”

     The notes were issued only in registered form without coupons in denominations of $1,000 and any integral multiple of $1,000 above that amount. No service charge will be made for any registration of transfer or exchange of notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. The notes are represented by one or more global securities registered in the name of a nominee of the Depositary. See “— Book Entry, Delivery and Form.”

Ranking

     The notes are our general obligations and are not secured by any collateral. Your right to payment under the notes is:

•	junior to the rights of our secured creditors to the extent of their security in our assets;

•	equal with the rights of creditors under our other unsecured unsubordinated debt, including our revolving credit facilities;

•	senior to the rights of creditors under debt expressly subordinated to these notes; and

•	effectively subordinated to creditors of our subsidiaries.

Conversion Rights

     Holders may surrender their notes, in multiples of $1,000 principal amount at maturity, for conversion into shares of our common stock in a fiscal quarter (and only during such fiscal quarter) if the Sale Price of our common stock for at least 20 trading days in a period of 30 consecutive trading days ending on the last trading day of the immediately preceding fiscal quarter is greater than an amount equal to the accreted conversion price per share of our common stock on the last day of the preceding fiscal quarter multiplied by the applicable percentage (as set forth below); provided, however, that in no event shall such amount be less than $90 per share (subject to adjustment). The initial applicable percentage of the accreted conversion price shall be 125% and shall decline 0.25% every six-month period thereafter to 115% on November 6, 2022. The accreted conversion price per share as of any day will equal the quotient of (i) the Accreted Value to such day, divided by (ii) the number of shares of our common stock issuable upon the conversion of $1,000 principal amount at maturity of notes on such day.

     In addition, holders may convert notes, in multiples of $1,000 principal amount at maturity, into our common stock at any time prior to the close of business on November 6, 2022, if:

•	Credit Ratings. Moody’s Investors Service, Inc. (“Moody’s”) reduces the credit rating assigned to the notes below Baa3 or Standard & Poor’s Ratings Group (“S&P”) reduces the credit rating assigned to the notes below BBB—, or the notes are no longer rated by these ratings services;

•	Redemption of Notes. We call the notes for redemption, at any time prior to the close of business on the second business day prior to the redemption date; or

•	Occurrence of Specified Corporate Transactions. We elect to:

(1) distribute to all holders of our common stock certain rights entitling them to purchase, for a period expiring within 60 days after the date of such distribution, common stock at less than the Sale Price at the time of such distribution; or

(2) distribute to all holders of our common stock assets, debt, securities or certain rights to purchase our securities, which distribution has a per share value as determined by our board of directors exceeding 15% of the Sale Price of our common stock on the day preceding the declaration date for such distribution; or

(3) become a party to a consolidation, merger or binding share exchange pursuant to which our common stock would be converted into cash, securities or other property, in which case a holder may surrender notes for conversion at any time from and after the date which is 15 days prior to the anticipated effective date for the transaction until 15 days after the actual effective date of such transaction.

In the case of clause (1) or (2), we must notify the holders of notes at least 20 days prior to the ex-dividend date for such distribution. Once we have given such notice, holders may surrender their notes for conversion at any time until the earlier of the close of business on the business day prior to the ex-dividend date or our announcement that such distribution will not take place.

     A note for which a holder has delivered a purchase notice or a Fundamental Change purchase notice requiring us to purchase the note may be converted only if such notice is withdrawn in accordance with the indenture.

     The initial conversion rate is 11.410 shares of our common stock per note with a principal amount at maturity of $1,000, subject to adjustment upon the occurrence of certain events described below. The conversion rate will not be adjusted for accrued original issue discount or accrued and unpaid interest, if any.

Payment Upon Conversion

     Upon conversion, we may, except where expressly required to the contrary, choose to deliver, in lieu of our common stock, cash or a combination of cash and shares of our common stock as described below.

     Conversion Prior to Notice of Redemption or Maturity. If we choose to satisfy all or any portion of our obligation upon conversion, our conversion obligation, at any time other than upon notice of redemption or at maturity in cash, we will notify you through the trustee of the dollar amount to be satisfied in cash (which must be expressed either as 100% of our conversion obligation or as a fixed dollar amount) at any time on or before the date that is two business days following receipt of your notice of conversion (“cash settlement notice period”). If we timely elect to pay cash for any portion of the shares of common stock otherwise issuable to you, you may retract the conversion notice at any time during the two business day period beginning on the day after the final day of the cash settlement notice period; no such retraction can be made (and a conversion notice shall be irrevocable) if we do not elect to deliver cash in lieu of shares of common stock (other than cash in lieu of fractional shares). Unless the conversion notice has been retracted, settlement (in cash and/or shares) will occur on the business day following the final day of the 10 trading day period beginning on the day after the two business day period beginning on the day of the cash settlement notice period (the “cash settlement averaging period”). Settlement amounts will be computed as follows:

•	If we elect to satisfy our entire conversion obligation in shares of our common stock, we will deliver to you a number of shares of our common stock equal to (i) the aggregate principal amount of notes to be converted divided by 1,000 multiplied by (ii) the conversion rate.

•	If we elect to satisfy our entire conversion obligation in cash, we will deliver to you cash in an amount equal to the product of:

•	a number equal to (i) the aggregate principal amount of notes to be converted divided by 1,000 multiplied by (ii) the conversion rate, and

•	the average closing price of shares of our common stock during the cash settlement averaging period on the New York Stock Exchange.

•	If we elect to satisfy a fixed portion (other than 100%) of our conversion obligation in cash, we will deliver to converting note holders such cash amount (“cash amount”) and a number of shares equal to the excess, if any, of the number of shares of common stock calculated as set forth in the first bullet of this paragraph over the number of shares equal to the sum, for each day of the cash settlement averaging period, of (x) the pro rated portion of the cash amount for such day divided by (y) the closing price of shares of our common stock on such day on the New York Stock Exchange.

     If you have exercised your right to require us to purchase your notes as described under “— Purchase of Notes at the Option of the Holder,” you may convert your notes as provided above only if you withdraw your purchase notice or Fundamental Change purchase notice and convert your notes prior to the close of business on the business day immediately preceding the applicable purchase date.

     Conversion Upon Notice of Redemption or Maturity. If we choose to satisfy all or any portion of our conversion obligation upon notice of redemption or at maturity in cash, we will notify you through the trustee of the dollar amount to be satisfied in cash (which must be expressed either as 100% of our conversion obligation or as a fixed dollar amount) at any time on or before the date that is 20 days prior to maturity or redemption. Settlement amounts will be computed in the same manner as set forth above under “— Conversion Prior to Notice of Redemption or Maturity” except that the “cash settlement averaging period” shall be the 10-day trading day period beginning on the day after the maturity date or redemption date as the case may be. Settlement (in cash and/or shares) will occur on the business day following the final day of such cash settlement averaging period.

     Treatment of Fractional Shares; Effect of Conversion. In lieu of issuing fractional shares, we will pay an amount of cash based on the Sale Price of our common stock on the trading day immediately preceding the conversion date. On conversion of a note, a holder will not receive any cash payment representing accretion. Our delivery to the holder of the fixed number of shares of our common stock into which the note is convertible, or, as described below under “— Payment Upon Conversion,” cash or a combination of cash and shares of our common stock, together with any cash payment for fractional shares, will be deemed:

•	to satisfy our obligation to pay the principal amount at maturity of the note;

•	to satisfy any obligation to pay the increase in Accreted Value from the issue date through the conversion date; and

•	to satisfy any obligation to pay accrued and unpaid interest, if any.

     As a result, Accreted Value is deemed to be paid in full upon conversion, rather than canceled, extinguished or forfeited.

Conversion Rate Adjustments

     The conversion rate will be adjusted for:

•	dividends or distributions on our common stock payable in our common stock, our other capital stock or our subsidiaries’ capital stock;

•	subdivisions, combinations or certain reclassifications of our common stock;

•	distributions to all holders of our common stock of certain rights to purchase our common stock for a period expiring within 60 days at less than the Sale Price at the time;

•	certain distributions to all holders our common stock of our assets or debt securities or certain rights to purchase our securities (excluding (a) cash dividends or other cash distributions from current or retained earnings unless, within the 12 months preceding the date of payment of such dividends or distributions in respect of which no conversion adjustment has been made, the aggregate amount of all such cash dividends and other cash distributions per share exceeds 15% of the Sale Price on the day preceding the date of declaration of such dividend or other distribution and (b) distributions in connection with a transaction described in the third succeeding paragraph); and

•	self-tenders by us.

     No adjustment in the conversion rate will be required unless such adjustment would require a change of at least 1% of the conversion rate then in effect; provided that any adjustment that would otherwise be required to be made shall be carried forward and taken into account in any subsequent adjustment.

     However, no adjustment need be made if holders may participate in the transaction (without exercising their conversion option) that would otherwise give rise to such an adjustment. In cases where the fair market value of assets, debt securities or certain rights, warrants or options to purchase our securities distributed to stockholders (a) equals or exceeds the Market Price of our common stock, or (b) such Market Price exceeds the fair market value of such assets, debt securities or rights, warrants or options so distributed by less than $1.00, rather than being entitled to an adjustment in the conversion rate, the holder will be entitled to receive upon conversion, in addition to the shares of our common stock, the kind and amount of assets, debt securities or rights, warrants or options comprising the distribution that such holder would have received if such holder had converted such holder’s notes immediately prior to the record date for determining the stockholders entitled to receive the distribution. The indenture permits us to increase the conversion rate from time to time.

     If we are party to a consolidation, merger or binding share exchange or a transfer of all or substantially all of our assets, the right to convert a note into our common stock may be changed into a right to convert it into the kind and amount of securities, cash or other assets of us or another person which the holder would have received if the holder had converted the holder’s notes immediately prior to the transaction.

     Holders of the notes may, in certain circumstances, be deemed to have received a distribution treated as a dividend for U.S. federal income tax purposes as the result of:

•	a taxable distribution to holders of our common stock which results in an adjustment of the conversion rate; or

•	an increase in the conversion rate at our discretion.

     If we exercise our option to have cash interest accrue on a note following a Tax Event, the holder will be entitled on conversion to receive the same number of shares of our common stock or other property that the holder would have received if we had not exercised this option. If we exercise this option, notes surrendered for conversion by a holder during the period from the close of business on any regular record date to the opening of business of the next interest payment date, except for notes to be redeemed on a date within this period or on the next interest payment date, must be accompanied by payment of an amount equal to the interest, if any, that the holder is to receive on the note. See “— Optional Conversion to Semi-Annual Cash Pay Note Upon Tax Event.”

Optional Redemption

     No sinking fund is provided for the notes. Prior to November 6, 2005, we may not redeem the notes.

     At any time on or after November 6, 2005, until (but excluding) November 6, 2007, we may redeem the notes for cash, in whole or in part, at their redemption price, if the Sale Price of our common stock is equal to or greater than 125% of the conversion price then in effect for at least 20 trading days in the period of 30 consecutive trading days ending on the trading day immediately preceding the date of such optional redemption, where the “conversion price” means then applicable redemption price divided by the conversion rate, and “redemption price” means the Accreted Value, plus accrued and unpaid interest, if any.

     Beginning on November 6, 2007, at our option we may redeem the notes for cash at any time as a whole, or from time to time in part, at their redemption price. Indicative redemption prices are set forth in the table below, which shows what the Accreted Value of a note would be on November 6, 2007, and at specified dates thereafter prior to maturity and at maturity on November 6, 2022. The Accreted Value, in dollars, of a note of $1,000 principal amount at maturity redeemed between such dates would include an additional amount reflecting the increase in Accreted Value since the next preceding date in the table.

		Increase in
		Accreted Value at	Redemption
Redemption Date	Issue Price(1)	1.25%(2)	Price(1+2)

November 6, 2007	$779.41	$50.10	$829.51
November 6, 2008	779.41	60.50	839.91
November 6, 2009	779.41	71.04	850.45
November 6, 2010	779.41	81.70	861.11
November 6, 2011	779.41	92.50	871.91
November 6, 2012	779.41	103.43	882.84
November 6, 2013	779.41	114.50	893.91
November 6, 2014	779.41	125.71	905.12
November 6, 2015	779.41	137.06	916.47
November 6, 2016	779.41	148.55	927.96
November 6, 2017	779.41	160.19	939.60
November 6, 2018	779.41	171.97	951.38
November 6, 2019	779.41	183.90	963.31
November 6, 2020	779.41	195.98	975.39
November 6, 2021	779.41	208.21	987.62
November 6, 2022	779.41	220.59	1,000.00

     If the notes are converted to semi-annual cash pay notes following the occurrence of a Tax Event (such notes, “Cash Pay Notes”), the notes will be redeemable at the Restated Principal Amount plus accrued and unpaid interest from the date of such conversion through the redemption date. See “— Optional Conversion to Semi-Annual Cash Pay Note Upon Tax Event.”

     We will give holders not less than 30 nor more than 60 days’ notice of any optional redemption.

     If less than all of the outstanding notes are to be redeemed, the trustee shall select the notes to be redeemed in principal amounts at maturity of $1,000 or integral multiples thereof. In this case the trustee may select the notes by lot, pro rata or by any other method the trustee considers fair and appropriate.

     If a portion of a holder’s notes is selected for partial redemption and the holder converts a portion of the notes, the converted portion shall be deemed to be the portion selected for redemption.

Purchase of Notes at the Option of the Holder

     On the purchase dates indicated below, we will, at the option of the holder, be required to purchase any outstanding note for which a written purchase notice has been properly delivered by the holder to the trustee and not withdrawn, subject to specified additional conditions. Holders may submit their notes for purchase to the paying agent at any time from the opening of business on the date that is 20 business days prior to such purchase date until the close of business on the fifth business day preceding such purchase date.

     The purchase price of a note will be:

•	$829.51 per note on November 6, 2007;

•	$882.84 per note on November 6, 2012; and

•	$939.60 per note on November 6, 2017.

     The foregoing dollar amounts equal the Accreted Value per note on the respective purchase dates. For the November 6, 2012 and 2017, purchase dates, we may, at our option, instead of paying the purchase price in cash, pay all or a portion of the purchase price in our common stock, as long as our common stock is then listed on a national securities exchange or traded on the Nasdaq National Market. The value of our common stock for such purpose will be equal to the Market Price of our common stock as of the purchase date. We must pay the purchase price for any purchase on November 6, 2007, only in cash.

     If prior to a purchase date the notes have been converted to Cash Pay Notes, the purchase price will be equal to the Restated Principal Amount plus accrued and unpaid interest from the date of conversion to the purchase date. See “— Optional Conversion to Semi-Annual Cash Pay Note Upon Tax Event.”

     We will be required to give notice on a date not less than 20 business days prior to each purchase date to all holders and beneficial owners as required by applicable law, stating among other things:

•	whether we will pay the purchase price of notes in cash or our common stock or any combination thereof, specifying the percentages of each;

•	if we elect to pay in our common stock, the method of calculating the Market Price of our common stock; and

•	the procedures that holders must follow to require us to purchase their notes.

     The purchase notice given by each holder electing to require us to purchase notes will be required to state:

•	if certificated, the certificate numbers of the holder’s notes to be delivered for purchase;

•	the portion of the principal amount at maturity of notes to be purchased, which must be $1,000 or an integral multiple thereof;

•	that the notes are to be purchased by us pursuant to the applicable provisions of the notes and the indenture; and

•	in the event we elect, pursuant to the notice that we are required to give, to pay the purchase price in our common stock, in whole or in part, but the purchase price is ultimately to be paid to the holder entirely in cash because any condition to payment of the purchase price or portion of the purchase price in our common stock is not satisfied prior to the close of business on the purchase date, as described below, whether the holder elects: (1) to withdraw the purchase notice as to some or all of the notes to which it relates, or (2) to receive cash in respect of the entire purchase price for all notes or portions of notes subject to such purchase notice.

     If the holder fails to indicate the holder’s choice with respect to the election described in the final bullet point above, the holder will be deemed to have elected to receive cash in respect of the entire purchase price for all notes subject to the purchase notice in these circumstances.

     Any purchase notice may be withdrawn by the holder by a written notice of withdrawal delivered to the paying agent prior to the close of business on the third business day preceding the purchase date.

     The notice of withdrawal must state:

•	the principal amount at maturity being withdrawn;

•	if certificated, the certificate numbers of the notes being withdrawn; and

•	the principal amount at maturity of the notes that remain subject to the purchase notice, if any.

     In connection with any purchase offer pursuant to these provisions, we will:

•	comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Securities Exchange Act of 1934 which may then be applicable; and

•	file a Schedule TO or any other required schedule under the Securities Exchange Act of 1934.

     Payment of the purchase price for a note for which a purchase notice has been delivered and not validly withdrawn is conditioned upon delivery of the note, together with necessary endorsements, to the paying agent at any time after delivery of the purchase notice. Payment of the purchase price for the note will be made promptly following the later of the purchase date or the time of delivery of the note.

     We will pay cash based on the Market Price for all fractional shares of our common stock in the event we elect to deliver our common stock in payment, in whole or in part, of the purchase price.

     Because the Market Price of our common stock will be determined prior to the applicable purchase date, holders of notes bear the market risk with respect to the value of our common stock to be received from the date such Market Price is determined to such purchase date. We may pay the purchase price or any portion of the purchase price in our common stock only if the information necessary to calculate the Market Price is publicly available.

     Our right to purchase notes, in whole or in part, with our common stock is subject to our satisfying various conditions, including:

•	the registration of our common stock under the Securities Act of 1933 and the Securities Exchange Act of 1934, if required; and

•	any necessary qualification or registration of the notes or our common stock under applicable state securities laws, or the availability of an exemption from such qualification or registration.

     If such conditions are not satisfied with respect to a holder prior to the close of business on the purchase date, we will pay the purchase price of the notes of such holder entirely in cash. We may not change the form or components or percentages of components of consideration to be paid for the notes once we have given the notice that we are required to give to holders of notes, except as described in the first sentence of this paragraph.

     If the paying agent holds money or securities sufficient to pay the purchase price of a note on the business day following the purchase date in accordance with the terms of the indenture, then, immediately after the purchase date, the note will cease to be outstanding and will cease to accrete, whether or not the note is delivered to the paying agent. Thereafter, all other rights of the holder shall terminate, other than the right to receive the purchase price upon delivery of the note.

     Our ability to purchase notes may be limited by the terms of our then-existing indebtedness or financing agreements. No notes may be purchased at the option of holders if there has occurred and is continuing an event of default, other than an event of default that is cured by the payment of the purchase price of all such notes.

Fundamental Change Permits Holders to Require Us to Purchase Notes

     If a Fundamental Change occurs at any time prior to November 6, 2007, each holder will have the right, at the holder’s option, to require us to purchase, for cash, any or all of the holder’s notes. The notes may be purchased in multiples of $1,000 principal amount at maturity. We will purchase the notes at a price equal to the Accreted Value of the notes on the purchase date. See the table under “— Optional Redemption.” If, prior to the purchase date, we elect to convert the notes to Cash Pay Notes, the purchase price will be equal to the Restated Principal Amount plus accrued and unpaid interest from the date of conversion to the purchase date. See “— Optional Conversion to Semi-Annual Cash Pay Note Upon Tax Event.” If a Fundamental Change occurs on or after November 6, 2007, no holder will have a right to require us to purchase any notes, except as described above under “— Purchase of Notes at the Option of the Holders.”

     We may, at our option, instead of paying the Fundamental Change purchase price in cash, pay all or a portion of the Fundamental Change purchase price in our common stock, as long as our common stock is then listed on a national securities exchange or approved for trading on the Nasdaq National Market. The fair market value of our common stock for such purpose shall be the Market Price of our common stock.

     A “Fundamental Change” will be deemed to have occurred at such time after the original issuance of the notes as any of the following occurs:

(1) any sale, lease or other transfer (in one transaction or a series of transactions) of all or substantially all of the consolidated assets of us and our subsidiaries to any person (other than a subsidiary); provided, however, that a transaction where the holders of all classes of our Common Equity immediately prior to such transaction own, directly or indirectly, more than 50% of all classes of Common Equity of such person immediately after such transaction shall not be a Fundamental Change;

(2) consummation of any share exchange, consolidation or merger of us pursuant to which our common stock will be converted into cash, securities or other property or any sale, lease or other transfer (in one transaction or a series of transactions) of all or substantially all of our consolidated assets (considered together with our subsidiaries) to any person (other than one of our subsidiaries); provided, however, that a transaction where the holders of all classes of our Common Equity immediately prior to such transaction own, directly or indirectly, more than 50% of all classes of Common Equity of the continuing or surviving corporation or transferee immediately after such event shall not be a Fundamental Change;

(3) a “person” or “group” (within the meaning of Section 13(d) of the Securities Exchange Act of 1934 (other than us, our subsidiaries or our employee benefit plans) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of our Common Equity representing more than 50% of the voting power of our Common Equity;

(4) Continuing Directors cease to constitute at least a majority of our board of directors; or

(5) our stockholders approve any plan or proposal for our liquidation or dissolution; provided, however, that a liquidation or dissolution of Allergan which is part of a transaction described in clause (1) above that does not constitute a Fundamental Change under the proviso contained in that clause shall not constitute a Fundamental Change.

A Fundamental Change will not be deemed to have occurred, however, if either:

(I) the Sale Price of our common stock for (a) any 10 trading days within the 20 consecutive trading days ending immediately before the Fundamental Change, and (b) at least five trading days within the 10 consecutive trading days ending immediately before the Fundamental Change, shall equal or exceed 105% of the Accreted Value, divided by the conversion rate, or

(II) both

(a) at least 90% of the consideration (excluding cash payments for fractional shares) in the transaction or transactions constituting the Fundamental Change consists of shares of Common Equity traded on a national securities exchange or quoted on the Nasdaq National Market (or which will be so traded or quoted when issued or exchanged in connection with such Fundamental Change) (such securities being referred to as “publicly traded securities”) and as a result of such transaction or transactions the notes become convertible solely into such publicly traded securities; and

(b) the consideration to be received per share of our common stock in the transaction or transactions constituting the Fundamental Change consists of cash, publicly traded securities or a combination of cash and publicly traded securities with an aggregate fair market value (which, in the case of publicly traded securities, shall be equal to the average closing price of such publicly traded securities during the five consecutive trading days commencing with the trading day following consummation of the transaction or transactions constituting the Fundamental Change) of at least 105% of the Accreted Value, divided by the conversion rate.

     On or before the 30th day after the occurrence of a Fundamental Change, we will provide to all holders of the notes and the trustee a notice of the occurrence of the Fundamental Change and of the resulting purchase right. Such notice shall state, among other things:

•	whether we will pay the purchase price of notes in cash or our common stock or any combination thereof, specifying the percentages of each;

•	if we elect to pay in our common stock, the method of calculating the Market Price of our common stock; and

•	the procedures that holders must follow to require us to purchase their notes.

     To exercise the purchase right, holders of notes must deliver, on or before the 30th day after the date of our notice of a Fundamental Change, subject to extension to comply with applicable law, the notes to be purchased, duly endorsed for transfer, together with a written purchase notice and the form entitled “Option to Elect Purchase Upon a Fundamental Change” on the reverse side of the note duly completed, to the paying agent. The purchase notice given by each holder electing to require us to purchase notes shall state:

•	if certificated, the certificate numbers of the holder’s notes to be delivered for purchase;

•	the portion of the principal amount at maturity of notes to be purchased, which must be $1,000 or an integral multiple thereof;

•	that the notes are to be purchased by us pursuant to the applicable provisions of the notes and the indenture; and

•	in the event we elect, pursuant to the notice that we are required to give, to pay the purchase price in our common stock, in whole or in part, but the purchase price is ultimately to be paid to the holder entirely in cash because any condition to payment of the purchase price or portion of the purchase price in our common stock is not satisfied prior to the close of business on the purchase date, as described below, whether the holder elects: (1) to withdraw the purchase notice as to some or all of the notes to which it relates or (2) to receive cash in respect of the entire purchase price for all notes or portions of notes subject to such purchase notice.

     If the holder fails to indicate the holder’s choice with respect to the election described in the final bullet point above, the holder shall be deemed to have elected to receive cash in respect of the entire purchase price for all notes subject to the purchase notice in these circumstances.

     Any purchase notice may be withdrawn by the holder by a written notice of withdrawal delivered to the paying agent prior to the close of business on the third business day preceding the purchase date.

     The notice of withdrawal must state:

•	the principal amount at maturity being withdrawn;

•	if certificated, the certificate numbers of the notes being withdrawn; and

•	the principal amount at maturity of the notes that remain subject to the purchase notice, if any.

     In connection with any purchase offer pursuant to these provisions, we will:

•	comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Securities Exchange Act of 1934 which may then be applicable; and

•	file a Schedule TO or any other required schedule under the Securities Exchange Act of 1934.

     We will pay cash based on the Market Price for all fractional shares of our common stock in the event we elect to deliver our common stock in payment, in whole or in part, of the purchase price.

     Because the Market Price of our common stock is determined prior to the applicable purchase date, holders of notes bear the market risk with respect to the value of our common stock to be received from the date such Market Price is determined to such purchase date. We may pay the purchase price or any portion of the purchase price in our common stock only if the information necessary to calculate the Market Price is publicly available.

     Our right to purchase notes, in whole or in part, with our common stock is subject to our satisfying various conditions, including:

•	the registration of our common stock under the Securities Act of 1933 and the Securities Exchange Act of 1934, if required; and

•	any necessary qualification or registration under applicable state securities law or the availability of an exemption from such qualification and registration.

     If such conditions are not satisfied with respect to a holder prior to the close of business on the purchase date, we will pay the purchase price of the notes of such holder entirely in cash. We may not change the form or components or percentages of components of consideration to be paid for the notes once we have given the notice that we are required to give to holders of notes, except as described in the first sentence of this paragraph.

     The purchase rights of the holders could discourage a potential acquirer of Allergan. The Fundamental Change purchase feature, however, is not the result of management’s knowledge of any specific effort to obtain control of us by any means or part of a plan by management to adopt a series of anti-takeover provisions.

     Our ability to purchase the notes upon a Fundamental Change may be limited by the terms of our then-existing indebtedness or financing agreements. The term Fundamental Change is limited to specified transactions and may not include other events that might adversely affect our financial condition. In addition, the requirement that we offer to purchase the notes upon a Fundamental Change may not protect holders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

     No notes may be purchased at the option of holders upon a Fundamental Change if there has occurred and is continuing an event of default other than an event of default that is cured by the payment of the purchase price of all such notes.

     The indenture requires the payment of money for notes or portions thereof validly tendered to and accepted for payment by us pursuant to a Fundamental Change offer. In the event that a Fundamental Change has occurred under the indenture, a change of control might also occur under any other indenture governing our then-existing debt or might result in the acceleration of the maturity of any of our then-existing indebtedness. In addition, a Fundamental Change may also result in the acceleration of indebtedness under our bank credit facilities. If a Fundamental Change were to occur or we were required to purchase outstanding notes as described under “— Purchase of Notes at the Option of the Holder,” there can be no assurance that we would have sufficient funds to pay the purchase price for all notes and amounts due under other indebtedness that we may be required to purchase or repay. In the event that we were required to purchase outstanding notes pursuant to a Fundamental Change offer or other requirement, we expect that we would need to seek third-party financing to the extent we do not have available funds to meet our purchase obligations. However, there can be no assurance that we would be able to obtain such financing.

     Our failure to purchase the notes when required upon a Fundamental Change will result in an event of default with respect to the notes.

Optional Conversion to Semi-Annual Cash Pay Note Upon Tax Event

     From and after the date of the occurrence of a Tax Event, we will have the option to elect to have cash interest accrue on all, and not less than all of, the notes at the rate of 1.25% per year. The principal amount of each note will be restated (the “Restated Principal Amount”) and will equal its Accreted Value on the date of the Tax Event or the date on which we exercise the option described herein, whichever is later (the “Option Exercise Date”).

     Such interest will accrue from the Option Exercise Date and will be payable in cash semi-annually on the interest payment dates of May 6 and November 6 of each year to holders of record at the close of business on each regular record date immediately preceding the interest payment date. Interest will be computed on the basis of a 360-day year comprising twelve 30-day months. Interest will initially accrue from the Option Exercise Date and thereafter from the last date to which interest has been paid. In the event we exercise this option to pay cash interest, the redemption price, purchase price and Fundamental Change purchase price on the notes will be adjusted. There will be no change in the holders’ conversion rights.

     A “Tax Event” means that we shall have received the advice of independent tax counsel experienced in such matters to the effect that, on or after the date of this prospectus, as a result of:

•	any amendment to, or change (including any announced prospective change) in, the laws, rules or regulations thereunder of the United States or any political subdivision or taxing authority thereof or therein, or

•	any amendment to, or change in, an interpretation or application of such laws, rules or regulations by any legislative body, court, governmental agency or regulatory authority,

in each case which amendment or change is enacted, promulgated, issued or announced or which interpretation is issued or announced or which action is taken, on or after the date of this prospectus, there is more than an insubstantial risk that interest (including original issue discount, if any) payable on the notes either:

•	would not be deductible on a current accrual basis, or

•	would not be deductible under any other method,

in either case in whole or in part, by us (by reason of deferral, disallowance, or otherwise) for U.S. Federal income tax purposes.

     The modification of the terms of the notes by us upon a Tax Event, as described above, may alter the timing of income recognition by holders of the notes with respect to the semi-annual payments of interest due on the notes after the Option Exercise Date.

Merger and Sales of Assets by Allergan

     The indenture provides that we may not consolidate with or merge into any other person or convey, transfer or lease our properties and assets substantially as an entirety to another person, unless among other things:

•	the resulting, surviving or transferee person (if other than Allergan) is organized and existing under the laws of:

•	the United States, any state thereof or the District of Columbia;

•	any member country of the European Union; or

•	any other country if the organization and existence of such person in such country would not impair the rights of holders;

•	such person assumes all of our obligations under the notes and the indenture; and

•	we or such successor person shall not immediately thereafter be in default under the indenture.

     Upon the assumption of our obligations by such a person in such circumstances, subject to certain exceptions, we will be discharged from all obligations under the notes and the indenture. Although such transactions are permitted under the indenture, certain of the foregoing transactions occurring on or prior to November 6, 2007 could constitute a Fundamental Change of Allergan permitting each holder to require us to purchase the notes of such holder as described above.

Events of Default; Notice and Waiver

     The indenture provides that, if an event of default specified in the indenture shall have happened and be continuing, either the trustee or the holders of not less than 25% in aggregate principal amount at maturity of the notes then outstanding may declare the Accreted Value (or if the notes have been converted to semi-annual cash-pay notes following a Tax Event, the Restated Principal Amount, plus accrued and unpaid interest) through the date of such declaration to be immediately due and payable. In the case of certain events of bankruptcy or insolvency, the Accreted Value (or if the notes have been converted to semi-annual cash-pay notes following a Tax Event, the Restated Principal Amount, plus accrued and unpaid interest) through the occurrence of such event shall automatically become and be immediately due and payable.

     Under certain circumstances, the holders of a majority in aggregate principal amount at maturity of the outstanding notes may rescind any such acceleration with respect to the notes and its consequences. Interest shall, to the extent permitted by law, accrue and be payable on demand upon a default in the payment of the principal amount at maturity (or if the notes have been converted to semi-annual cash-pay notes following a Tax Event, the Restated Principal Amount), Accreted Value (or if the notes have been converted to semi-annual cash-pay notes following a Tax Event, accrued and unpaid interest), a redemption price, a purchase price or a Fundamental Change purchase price with respect to any note and such interest shall be compounded semi-annually. The accrual of such interest on overdue amounts shall be in lieu of, and not in addition to, the continued accrual of Accreted Value.

     Under the indenture, an event of default includes any of the following:

•	default in payment of the principal amount at maturity (or if the notes have been converted to semi-annual cash-pay notes following a Tax Event, the Restated Principal Amount), Accreted Value (or if the notes have been converted to semi-annual cash-pay notes following a Tax Event, accrued and unpaid interest), a redemption price, a purchase price or a Fundamental Change purchase price with respect to any note when such becomes due and payable;

•	default in the performance or breach of any other covenant or warranty by us in the indenture, which default continues uncured for a period of 60 days after we receive written notice from the trustee or we and the trustee receive written notice from the holders of not less than a majority in principal amount of the outstanding notes; and

•	our failure to make any payment by the end of any applicable grace period of indebtedness, which term as used in the indenture means (a) our obligations (other than nonrecourse obligations) for borrowed money or evidenced by bonds, debentures, notes or similar instruments in an amount in excess of $75,000,000 and continuance of such failure, or (b) the acceleration of indebtedness in an amount in excess of $75,000,000 because of a default with respect to such indebtedness without such indebtedness having been discharged or such acceleration having been cured, waived, rescinded or annulled, in the case of subclause (a) or (b) of this bulletpoint, for a period of 30 days after written notice to us by the trustee or to us and the trustee by the holders of not less than 25% in aggregate principal amount at maturity of the notes then outstanding; provided, however, that if any such failure or acceleration referred to in (a) or (b) above shall cease or be cured, waived, rescinded or annulled, then the event of default by reason thereof shall be deemed not to have occurred; or

•	certain events of bankruptcy or insolvency of Allergan or any significant subsidiary.

     The occurrence of an event of default may constitute an event of default under our bank credit agreements in existence from time to time. In addition, the occurrence of certain events of default or an acceleration under the indenture may constitute an event of default under certain of our other indebtedness outstanding from time to time.

     The indenture provides that the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of outstanding notes, unless the trustee receives indemnity satisfactory to it against any loss, liability or expense. Subject to certain rights of the trustee, the holders of a majority in aggregate principal amount at maturity of the outstanding notes may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee, provided that such direction shall not be in conflict with any law or the indenture and subject to certain other limitations. Before proceeding to exercise any right or power under the indenture at the direction of such holders, the trustee shall be entitled to receive from such holders reasonable security or indemnity satisfactory to it against the costs, expenses and liabilities which might be incurred by it in complying with any such direction.

     No holder of any note will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or the notes or for the appointment of a receiver or trustee, or for any remedy under the indenture or the notes, unless:

•	that holder has previously given to the trustee written notice of a continuing event of default; and

•	the holders of at least a majority in aggregate principal amount at maturity of the notes have made written request, and offered reasonable indemnity, to the trustee to institute the proceeding as trustee, and the trustee has not received from the holders of a majority in aggregate principal amount at maturity of the notes a direction inconsistent with that request and has failed to institute the proceeding within 60 days.

     Notwithstanding the foregoing, the right of any holder:

•	to receive payment of the principal amount at maturity (or if the notes have been converted to semi-annual cash-pay notes following a Tax Event, the Restated Principal Amount), Accreted Value (or if the notes have been converted to semi-annual cash-pay notes following a Tax Event, accrued and unpaid interest), a redemption price, a purchase price or a Fundamental Change purchase price with respect to any note and any interest in respect of a default in the payment of any such amounts on such note, on or after the due date expressed in such note;

•	to convert notes; or

•	to institute suit for the enforcement of any such payments or conversion,

shall not be impaired or adversely affected without such holder’s consent.

     The holders of at least a majority in aggregate principal amount at maturity of the outstanding notes may waive an existing default and its consequences, other than:

•	any default in any payment on the notes;

•	any default which constitutes a failure to convert any note in accordance with its terms; or

•	any default in respect of certain covenants or provisions in the indenture which may not be modified without the consent of the holder of each note as described in “— Modification and Waiver” below.

     The indenture requires us, within 120 days after the end of our fiscal year, to furnish to the trustee a statement as to compliance with the indenture. The indenture provides that the trustee may withhold notice to the holders of the notes of any default or event of default other than a payment default, if it determines in good faith that withholding the notice is in the interests of the holders.

Modification and Waiver

     Without the consent of any holder of notes, we and the trustee may amend the indenture to:

•	cure any ambiguity, defect or inconsistency;

•	provide for the assumption by a successor corporation of our obligations under the indenture;

•	provide for uncertificated notes in addition to certificated notes (so long as any uncertificated notes are in registered form for purposes of the Internal Revenue Code);

•	make any change that does not adversely affect the rights of any holder of notes;

•	make any change to comply with the Trust indenture Act of 1939, or to comply with any requirement of the Securities and Exchange Commission in connection with the qualification of the indenture under the Trust indenture Act of 1939; or

•	add to our covenants or obligations under the indenture or surrender any right, power or option conferred by the indenture on us.

     In addition, modification and amendment of the indenture or the notes may be effected by Allergan and the trustee with the consent of the holders of not less than a majority in aggregate principal amount at maturity of the notes then outstanding. However, without the consent of each holder affected thereby, no amendment may, among other things:

•	reduce the principal amount at maturity, Restated Principal Amount, Accreted Value, redemption price, purchase price or Fundamental Change purchase price with respect to any note, or extend the stated maturity of any note or alter the manner or rate of accrual of original issue discount or interest, or make any note payable in money or securities other than that stated in the note;

•	make any reduction in the principal amount at maturity of notes whose holders must consent to an amendment or any waiver under the indenture or modify the indenture provisions relating to such amendments or waivers;

•	make any change that adversely affects the right to convert any note or the right to require us to purchase a note;

•	impair the right to institute suit for the enforcement of any payment with respect to, or conversion of, the notes; or

•	make any amounts payable with respect to the notes payable in currency other than that stated in the notes.

Discharge of the Indenture

     We may be discharged from any and all obligations under the indenture (except for certain obligations to register the transfer or exchange of notes, to replace stolen, lost or mutilated notes, and to maintain paying agencies and certain provisions relating to the treatment of funds held by paying agents). We will be so discharged upon the deposit with the trustee, in trust, the paying agent or the conversion agent, if applicable after the notes have become due and payable, whether at stated maturity, or any redemption date, or any purchase date, or a Fundamental Change purchase date, or upon conversion or otherwise, cash or common stock (as applicable under the terms of the indenture) sufficient to pay all of the outstanding notes and paying all other sums payable under the indenture by us.

Calculations in Respect of Notes

     We or our agents are responsible for making all calculations called for under the notes. These calculations include, but are not limited to, determination of the market price of our common stock and amounts of interest, if any, on the notes. We or our agents will make all these calculations in good faith and, absent manifest error, our and their calculations will be final and binding on holders of notes. We or our agents will provide a schedule of these calculations to the trustee, and the trustee is entitled to conclusively rely upon the accuracy of these calculations without independent verification.

Certain Definitions

     Provided below is a summary of certain of the defined terms used in the indenture. Reference is made to the indenture for the full definition of all terms used in the indenture.

     “Accreted Value” means, at any date of determination, (1) prior to such time as the notes are converted to Cash Pay Notes, the sum of (x) the initial offering price of each note and (y) the portion of the excess of the principal amount of each note over such initial offering price which shall have been amortized by us in accordance with generally accepted accounting principals through such date, such amount to be so amortized on a daily basis and compounded semi-annually on each November 6 and May 6 at the rate of 1.25% per annum from the issue date through the date of determination computed on the basis of a 360-day year of twelve 30-day months and (2) at or after such time as the notes are converted to Cash Pay Notes, the Restated Principal Amount.

     “common stock” means our common stock, par value $0.01 per share, as it exists on the date of the indenture and any shares of any class or classes of our capital stock resulting from any reclassification or reclassifications thereof and which have no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding-up of Allergan and which are not subject to redemption by us; provided, however, that if at any time there shall be more than one such resulting class, the shares of each such class then so issuable on conversion of notes shall be substantially in the proportion which the total number of shares of such class resulting from all such reclassifications bears to the total number of shares of all such classes resulting from all such reclassifications.

     “Common Equity” of any person means capital stock of such person that is generally entitled to (1) vote in the election of directors of such person or (2) if such person is not a corporation, vote or otherwise participate in the selection of the governing body, partners, managers or others that will control the management or policies of such person.

     “Continuing Director” means a director who either was a member of our board of directors on the date of the indenture or who became a director subsequent to such date and whose election, or nomination for election by stockholders, was duly approved by a majority of the Continuing Directors on our board of directors at the time of such approval, either by a specific vote or by approval of the proxy statement issued by us on behalf of the entire our board of directors in which such individual is named as nominee for director.

     The “Market Price” of our common stock as of any date means the average of the Sale Prices of our common stock for the 10 trading-day period ending on the third business day (if the third business day prior to the applicable date is a trading day or, if not, then on the last trading day) prior to such date, appropriately adjusted to take into account the occurrence, during the period commencing on the first of such trading days during such 10 trading day period and ending on such date, of certain events with respect to our common stock that would result in an adjustment of the conversion rate.

     The “Sale Price” of our common stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on such date as reported in composite transactions for the principal U.S. securities exchange on which our common stock is traded or, if our common stock is not listed on a U.S. national or regional securities exchange, as reported on the Nasdaq National Market.

Book Entry, Delivery and Form

     The notes have been issued in the form of global notes deposited with The Depository Trust Company and registered in the name of Cede & Co., as nominee of DTC.

     DTC is a limited-purpose trust company which was created to hold securities for its participating organizations (collectively, the “participants”) and to facilitate the clearance and settlement of transactions in such securities between participants through electronic book-entry changes in accounts of its participants. DTC’s participants include securities brokers and dealers, banks and trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the “indirect participants”) that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Persons who are not participants may beneficially own securities held by or on behalf of DTC only through DTC’s participants or DTC’s indirect participants.

     We expect that pursuant to procedures established by DTC (i) DTC will credit the accounts of participants designated by a purchaser of the notes with portions of the principal amount at maturity of the global notes and (ii) ownership of the notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the interests of DTC’s participants), DTC’s participants and DTC’s indirect participants. Prospective purchasers are advised that the laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer notes will be limited to such extent.

     Investors who purchase notes in offshore transactions in reliance on Regulation S under the Securities Act of 1933 may hold their interests in the global notes directly through Euroclear Bank S.A./N.V., as operator of the Euroclear System and Clearstream Banking, société anonyme, if they are participants in such systems, or indirectly through organizations that are participants in such systems. Euroclear and Clearstream will hold interests in the global notes on behalf of their participants through their respective depositaries, which in turn will hold such interests in the global notes in such depositaries’ names on the books of DTC.

     So long as the DTC’s nominee is the registered owner of any notes, such nominee will be considered the sole owner or holder of such notes outstanding under the indenture. Except as provided below, owners of notes will not be entitled to have notes registered in their names, will not receive or be entitled to receive physical delivery of notes in definitive form, and will not be considered the holders of such notes under the indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the trustee thereunder. As a result, the ability of a person having a beneficial interest in notes represented by the global notes to pledge such interest to persons or entities that do not participate in DTC’s system or to otherwise take actions in respect of such interest may be affected by the lack of a physical certificate evidencing such interest.

     Neither we, the trustee, the paying agent nor the notes registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to such notes.

     Payments in respect of the principal, premium, if any, and interest on any notes registered in the name of the DTC’s nominee on the applicable record date will be payable by the trustee to or at the direction of such nominee in its capacity as the registered holder under the indenture. Under the terms of the indenture, we and the trustee may treat the persons in whose names the notes, including the global notes, are registered as the owners of such notes for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither we nor the trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of notes (including principal, premium, if any, and interest).

     We believe, however, that it is currently the policy of DTC to immediately credit the accounts of the relevant participants with such payment, in amounts proportionate to their respective holdings in principal amount at maturity of beneficial interests in the relevant security as shown on the records of DTC. Payments by DTC’s participants and DTC’s indirect participants to the beneficial owner of notes will be governed by standing instructions and customary practice and will be the responsibility of DTC’s participants or DTC’s indirect participants.

     As long as the notes are represented by one or more global notes, DTC’s nominee will be the holder of the notes and therefore will be the only entity that can exercise a right to repayment or repurchase of the notes. See “—Purchase of Notes at the Option of the Holder,” “Fundamental Change Permits Holders to Require Us to Purchase Notes.” Notice by participants or indirect participants or by owners of beneficial interests in a global note held through such participants or indirect participants of the exercise of the option to require purchase or conversion of beneficial interests in notes represented by a global note must be transmitted to DTC in accordance with its procedures on a form required by DTC and provided to participants. In order to ensure that DTC’s nominee will timely exercise a right to purchase or conversion with respect to a particular note, the beneficial owner of such note must instruct the broker or the participant or indirect participant through which it holds an interest in such note to notify DTC of its desire to exercise a right to purchase or conversion. Different firms have cut-off times for accepting instructions from their customers and, accordingly, each beneficial owner should consult the broker or other participant or indirect participant through which it holds an interest in a note in order to ascertain the cut-off time by which such an instruction must be given in order for timely notice to be delivered to DTC. We will not be liable for any delay in delivery of notices of the exercise of the option to elect purchase or conversion.

     If DTC is at any time unwilling to continue as the depositary and a successor depositary is not appointed by us within 90 days, we will issue definitive notes in exchange for the global notes that will be subject to certain restrictions on registration of transfers and will bear a legend to that effect.

Same-Day Settlement and Payment

     The indenture requires that payments in respect of the notes (including principal, premium, if any, and interest) be made by wire transfer of immediately available funds to the accounts specified by the holders of the global notes.

Transfer and Exchange

     A holder may transfer or exchange the notes in accordance with the procedures set forth in the indenture. The registrar of the notes may require a holder, among other things, to furnish appropriate endorsements and transfer documents, and to pay any taxes and fees required by law or permitted by the indenture. The registrar is not required to transfer or exchange any note selected for redemption. Also, the registrar is not required to transfer or exchange any note for a period of 15 days before a selection of the notes to be redeemed.

     The registered holder of a note will be treated as the owner of it for all purposes.

Information Concerning The Trustee

     Wells Fargo Bank, National Association is the trustee, registrar, paying agent and conversion agent under the indenture. We may maintain deposit accounts and conduct other banking transactions with the trustee in the normal course of business.

Registration Rights

     We and the initial purchasers of the notes entered into a registration rights agreement dated November 6, 2002.

     Pursuant to the registration rights agreement, we agreed for the benefit of the holders of the notes and the common stock issuable upon conversion of the notes to, at our cost:

•	as soon as practicable, but in any event no later than the 90th day after November 6, 2002, file a shelf registration statement covering resales of the notes and the common stock issuable upon the conversion thereof pursuant to Rule 415 under the Securities Act of 1933;

•	use reasonable efforts to cause the shelf registration statement to be declared effective under the Securities Act of 1933 as promptly as possible but in any event no later than 180 days after November 6, 2002; and

•	subject to certain rights to suspend use of the shelf registration statement, use reasonable efforts to keep the shelf registration statement effective until the earliest of (a) the sale pursuant to the shelf registration statement of all the notes or the shares of common stock issuable upon conversion of the notes and (b) the expiration of the holding period applicable to such securities held by those who are not our affiliates under Rule 144(k).

     We have filed the shelf registration statement containing this prospectus to satisfy our obligations under the registration rights agreement. We may suspend the effectiveness of the shelf registration statement or the use of this prospectus, which is part of the shelf registration statement, during specified periods (not to exceed 120 days in the aggregate in any 12 month period) in specified circumstances, including circumstances relating to pending corporate developments. We will not specify the nature of the event giving rise to a suspension in any notice to holders of the notes of the existence of such a suspension.

     The following requirements and restrictions will generally apply to a holder selling securities pursuant to the shelf registration statement:

•	such holder will be required to be named as a selling securityholder in this prospectus;

•	such holder will be required to deliver a prospectus to purchasers;

•	such holder will be subject to certain of the civil liability provisions under the Securities Act of 1933 in connection with such sales; and

•	such holder will be bound by the provisions of the registration rights agreement which are applicable to such holder (including certain indemnification obligations).

     We have agreed to pay predetermined additional amounts as described herein (“additional amounts”) to holders of the notes and holders of common stock issued upon conversion of the notes if the shelf registration statement is not made effective as described above or if this prospectus is unavailable for periods in excess of those permitted above. Such additional amounts will accrue until such failure to file or become effective or unavailability is cured:

•	in respect of any note that is transfer restricted at a rate per year equal to 0.25% for the first 120 days after the occurrence of such event and 0.50% thereafter of the Accreted Value thereof, and

•	in respect of any shares of common stock into which the notes have been converted that is transfer restricted at a rate per year equal to 0.25% for the first 120 days after the occurrence of such event and 0.50% thereafter of then-applicable conversion price. The term “applicable conversion price” means, as of any date of determination, the applicable Accreted Value per $1,000 principal amount at maturity of notes as of such date of determination divided by the conversion rate in effect as of such date of determination or, if no notes are then outstanding, the conversion rate that would be in effect were notes then outstanding.

     Such additional amounts will accrue from and including the date on which any such registration default occurs to but excluding the date on which all registration defaults have been cured. We will have no other liabilities for monetary damages with respect to our registration obligations, except that if we breach, fail to comply with or violate certain provisions of the registration rights agreement, the holders of the notes may be entitled to equitable relief, including injunction and specific performance.

     We will pay all expenses of the shelf registration statement, provide to each registered holder copies of this prospectus, notify each registered holder when the shelf registration statement has become effective and take certain other actions as are required to permit, subject to the foregoing, unrestricted resales of the notes and the shares of common stock issued upon conversion of the notes.

     The summary herein of certain provisions of the registration rights agreement is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement, a copy of which is filed as an exhibit to the registration statement of which this prospectus forms a part and is also available from Allergan upon request.

DESCRIPTION OF CAPITAL STOCK

     Our authorized capital stock consists of 300,000,000 shares of common stock, $0.01 par value per share, and 5,000,000 shares of preferred stock, $0.01 par value per share. As of September 27, 2002, 129,385,079 shares of our common stock (exclusive of treasury stock) were outstanding and held of record by approximately 7,388 stockholders, and no shares of preferred stock were outstanding. On September 27, 2002, assuming the exercise of all outstanding stock options, approximately 141,321,203 shares of common stock (exclusive of treasury stock) would be outstanding.

Common Stock

     Holders of our common stock are entitled to receive dividends declared by the board of directors, out of funds legally available for the payment of dividends, subject to the rights of holders of preferred stock. Recently, we have paid a dividend of $0.09 per share per quarter. Each holder of common stock is entitled to one vote per share. Upon any liquidation, dissolution or winding-up of our business, the holders of common stock are entitled to share equally in all assets available for distribution after payment of all liabilities and provision for liquidation preference of shares of preferred stock then outstanding. The holders of common stock have no preemptive rights and no rights to convert their common stock into any other securities. There are also no redemption or sinking fund provisions applicable to the common stock.

     Our common stock is listed on the New York Stock Exchange under the symbol “AGN.” The transfer agent and registrar for the common stock is EquiServe Trust Company, N.A.

Preferred Stock

     Our board of directors has the authority, without further action by the stockholders, to issue up to 5,000,000 shares of preferred stock in one or more series and to fix the following terms of the preferred stock:

•	designations, powers, preferences, privileges,

•	relative participating, optional or special rights, and

•	the qualifications, limitations or restrictions, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences.

     Any or all of these rights may be greater than the rights of the common stock.

     The board of directors, without stockholder approval, can issue preferred stock with voting, conversion or other rights that could negatively affect the voting power and other rights of the holders of common stock. Preferred stock could thus be issued quickly with terms calculated to delay or prevent a change in control of Allergan or make it more difficult to remove our management. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of the common stock.

Rights Plan

     On January 25, 2000, our board of directors declared a dividend of one preferred stock purchase right for each share of common stock, par value $0.01 per share, outstanding as of the close of business on February 18, 2000, the record date. As long as the rights are attached to our common stock, we will issue one right (subject to adjustment) with each new share of common stock so that all shares of common stock will have attached rights. When exercisable, each right will entitle the registered holder to purchase from us one one-hundredth of a share of Series A Junior Participating Preferred Stock at a price of $300.00 per one one-hundredth of a share of Series A Junior Participating Preferred Stock, subject to adjustment. Until a right is exercised, the holder of the right has no right to vote or receive dividends or any other rights as a stockholder as a result of holding the right. The rights trade automatically with shares of our common stock and may only be exercised in connection with certain attempts to takeover Allergan. The rights are designed to protect the interests of our company and our stockholders against coercive takeover tactics and to encourage potential acquirors to negotiate with our board of directors before attempting a takeover. The rights may, but are not intended to, deter takeover proposals that might be in the best interests of our stockholders.

     The description and terms of the rights are set forth in a rights agreement, dated as January 25, 2000, between us and First Chicago Trust Company of New York, as subsequently amended on January 2, 2002, and as may be amended further from time to time, by amendment between us and EquiServe Trust Company, N.A. (successor to First Chicago Trust Company of New York). The rights expire on February 18, 2010.

Antitakeover Provisions

Delaware Law

     We are subject to the provisions of Section 203 of the Delaware General Corporation Law. Under Section 203, we would generally be prohibited from engaging in any business combination with any interested stockholder for a period of three years following the time that the stockholder became an interested stockholder unless:

•	prior to this time, our board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers, and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	at or subsequent to such time, the business combination is approved by our board of directors and authorized at an annual or special meeting of our stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

     Under Section 203, a “business combination” includes:

•	any merger or consolidation involving us and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of our assets involving the interested stockholder;

•	any transaction that results in the issuance or transfer by us of any of our stock to the interested stockholder, subject to limited exceptions;

•	any transaction involving us that has the effect of increasing the proportionate share of the stock of any class or series of Allergan beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through us.

     In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of our outstanding voting stock and any entity or person affiliated with or controlling or controlled by such entity or person.

Restated Certificate of Incorporation and Bylaw Provisions

     Various provisions contained in our restated certificate of incorporation and bylaws could delay or discourage some transactions involving an actual or potential change in control of us or our management and may limit the ability of stockholders to remove current management or approve transactions that the stockholders may deem to be in their best interests. These provisions:

•	authorize our board of directors to establish one or more series of undesignated preferred stock, the terms of which can be determined by the board of directors at the time of issuance;

•	divide our board into three classes of directors, with each class serving a staggered three-year term;

•	require that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing;

•	provide an advanced written notice procedure with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of our board of directors or a committee of our board of directors;

•	state that special meetings of our stockholders may be called only by the chairman of our board of directors, our board of directors itself or our president;

•	provide that certain provisions of our restated certificate of incorporation can be amended only by supermajority vote of the outstanding shares; and

•	allow our directors, and not our stockholders, to fill vacancies on our board of directors, including vacancies resulting from removal or enlargement of the board.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following is a summary of material United States federal income and estate tax considerations relating to the purchase, ownership and disposition of the notes and common stock into which the notes are convertible, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, administrative rulings and judicial decisions, all as of the date hereof. These authorities may be changed, possibly retroactively, so as to result in United States federal income and estate tax consequences different from those set forth below. We have not sought any ruling from the Internal Revenue Service, or the IRS, or an opinion of counsel with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions.

     The summary is limited to holders who hold the notes and the common stock into which such notes are convertible as capital. This summary also does not address the tax considerations arising under the laws of any foreign, state or local jurisdiction. In addition, this discussion does not address tax considerations applicable to an investor’s particular circumstances or to investors that may be subject to special tax rules, including, without limitation:

•	banks, insurance companies, or other financial institutions;

•	holders subject to the alternative minimum tax;

•	tax-exempt organizations;

•	dealers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	foreign persons or entities (except to the extent specifically set forth below);

•	persons that own, or are deemed to own, more than 5% of our company;

•	certain former citizens or long-term residents of the United States;

•	“U.S. holders” (as defined below) whose functional currency is not the U.S. dollar;

•	persons who hold the notes as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transactions; or

•	persons deemed to sell the notes or common stock under the constructive sale provisions of the Code.

     In addition, if a holder is an entity treated as a partnership for United States federal income tax purposes, the tax treatment of each partner of such partnership will generally depend upon the status of the partner and upon the activities of the partnership. Partners in partnerships which hold the notes or common stock should consult their tax advisors.

     You are urged to consult your tax advisor with respect to the application of the United States federal income tax laws to your particular situation as well as any tax consequences of the purchase, ownership and disposition of the notes and the common stock arising under the federal estate or gift tax rules or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.

Consequences to U.S. Holders

     The following is a summary of certain material United States federal income tax consequences that will apply to you if you are a U.S. holder of the notes. Certain consequences to “non-U.S. holders” of the notes are described under “— Consequences to Non-U.S. Holders” below. “U.S. holder” means a beneficial owner of a note that is:

•	an individual citizen or resident of the United States;

•	a corporation or other entity taxable as a corporation for United States federal income tax purposes, or partnership or other entity taxable as a partnership for United States federal income tax purposes, created or organized in the United States or under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust that (1) is subject to the primary supervision of a United States court and the control of one or more United States persons or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a United States person.

Original Issue Discount

     The notes were issued at a substantial discount from their principal amount at maturity. For United States federal income tax purposes, the excess of the stated principal amount at maturity of each note over its issue price constitutes original issue discount (“OID”). For this purpose, the issue price of the notes is the first price at which a substantial amount of the notes are sold to the public (not including sales to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers). You will be required to include OID in income periodically over the term of the notes before receipt of the cash or other payment attributable to such income, regardless of your regular method of accounting for U.S. federal income tax purposes.

     You must include in gross income for federal income tax purposes your “accrued OID,” which is the sum of the daily portions of OID with respect to a note for each day during the taxable year or portion of a taxable year in which you hold the note. The daily portion is determined by allocating to each day of an accrual period a pro rata portion of an amount equal to the adjusted issued price of the note at the beginning of the accrual period multiplied by the annual yield to maturity of the note, adjusted for the length of the accrual period. The accrual period of a note may be of any length and may vary in length over the term of the note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs at the end of an accrual period or on the first day of an accrual period. The adjusted issue price of the note at the start of any accrual period is the issue price of the note increased by the accrued OID for each prior accrual period.

     Under these rules, you will have to include in gross income increasingly greater amounts of OID in each successive accrual period. Any amount included in income as OID will increase your adjusted tax basis in the note.

Market Discount

     If you acquire a note other than in connection with its original issue and you have a tax basis in the note that is less than its adjusted issue price (as described above), the amount of such difference is treated as “market discount” for federal income tax purposes, unless such difference is less than .0025 multiplied by the principal amount at maturity multiplied by the number of complete years to maturity from the date of acquisition.

     Under the market discount rules of the Code, you are required to treat any gain on the sale, exchange, retirement or other disposition of a note as ordinary income to the extent of the accrued market discount that has not previously been included in income. Thus, principal payments and payments received upon the sale or exchange of a note are treated as ordinary income to the extent of accrued market discount that has not been previously included in income.

     In general, the amount of market discount that has accrued is determined on a ratable basis, by allocating an equal amount of market discount to each day of every accrual period. You may, however, elect to determine the amount of accrued market discount allocable to any accrual period under the constant yield method.

     If you dispose of a note with market discount in certain otherwise nontaxable transactions (for example, a gift), you may be required to include accrued market discount as ordinary income as if you had sold the note at its then fair market value. However, if you convert or tender a note with market discount and receive common stock in the exchange, the amount of accrued market discount not previously included in income with respect to the note through the date of the exchange should carry over to the common stock received in the exchange, and upon a subsequent disposition of the common stock, such market discount should be treated as ordinary income to the extent of the gain recognized in the disposition of such stock.

     Unless you elect to accrue market discount in income as it accrues, you may not be allowed to deduct on a current basis a portion of the interest expense on any indebtedness incurred or continued to purchase or carry notes with market discount. Any such election applies to all debt instruments acquired by you on or after the first day of the first taxable year to which such election applies and is irrevocable without the consent of the IRS. If you make such an election, your tax basis in the notes will be increased by the amount of market discount included in income.

Acquisition Premium

     Your acquisition of a note subsequent to its original issue at an “acquisition premium” will reduce the amount of OID otherwise includible in gross income to reflect the acquisition premium. A note is purchased at an acquisition premium if, immediately after its purchase, its adjusted basis is greater than its adjusted issue price (as described above). If you purchase a note at an acquisition premium, you may reduce the amount of OID otherwise includible in income during an accrual period by a fraction, the numerator of which is the excess of the adjusted basis of the note to you immediately after your acquisition over the adjusted issue price of the note, and the denominator of which is the excess of the principal amount at maturity of the note over the note’s adjusted issue price. As an alternative to reducing the amount of OID otherwise includible in income by this fraction, you may elect to compute OID accruals by treating the purchase as if it were a purchase at original issuance and compute OID accruals by applying the constant yield method described above. Any such election applies to all debt instruments acquired by you on or after the first day of the first taxable year to which such election applies and is irrevocable without the consent of the IRS.

Liquidated Damages

     We may be required to pay liquidated damages to you in the circumstances described above under “Description of Notes — Registration Rights.” We intend to take the position for United States federal income tax purposes that any payments of liquidated damages should be taxable to you as additional ordinary income when received or accrued, in accordance with your method of tax accounting. This position is based in part on the assumption that as of the date of issuance of the notes, the possibility that liquidated damages will have to be paid is a “remote” or “incidental” contingency within the meaning of applicable Treasury Regulations. Our determination that such possibility is a remote or incidental contingency is binding on you, unless you explicitly disclose to the IRS that you are taking a different position on your tax return for the year during which you acquire the note. However, the IRS may take a contrary position from that described above, which could affect the timing and character of both your income from the notes and our deduction with respect to the payments of liquidated damages.

     If we do pay liquidated damages to you, you should consult your tax advisor concerning the appropriate tax treatment of the payment of liquidated damages with respect to the notes.

Sale, Exchange or Redemption of the Notes

     Upon the sale, exchange or redemption of a note (other than a conversion or tender described below under “— Conversion or Tender of the Notes”), you generally will recognize gain or loss equal to the difference between (i) the amount of cash proceeds and the fair market value of any property received on the sale, exchange or redemption and (ii) your adjusted tax basis in the note, which generally will be equal to the cost of the note increased by the amount of market discount, if any, which has previously been included in income (as described above) and any OID previously included in income with respect to such note. Except as described above under “—Market Discount”, such gain or loss will generally be capital gain or loss and will be long-term capital gain or loss if you have held the note for more than one year at the time of sale, exchange or redemption. Long-term capital gains recognized by certain noncorporate U.S. holders, including individuals, will generally be subject to a reduced tax rate. The deductibility of capital losses is subject to limitations.

Conversion or Tender of the Notes

     If you convert a note, or you elect to exercise your option to tender a note to us, and we deliver a combination of common stock and cash (and such cash is not merely received in lieu of a fractional share of common stock) in satisfaction of our obligation, you will recognize any gain (but not loss) realized, but only to the extent such gain does not exceed such cash. Subject to the rules discussed above under “—Market Discount”, such gain would generally be a capital gain, and would be long-term capital gain or loss if the tendered note were held for more than a year.

     If you convert a note, or if you elect to exercise your option to tender a note to us, and we deliver solely common stock (other than cash in lieu of a fractional share of common stock) in satisfaction of our obligation, you will not recognize gain or loss, except with respect to cash received in lieu of a fractional share of common stock. Cash received in lieu of a fractional share of common stock upon a conversion or a tender of a note to us should be treated as a payment in exchange for the fractional share. Accordingly, the receipt of cash in lieu of a fractional share of common stock should generally result in gain or loss, if any, measured by the difference between the cash received for the fractional share of common stock and your tax basis in the fractional share. Subject to the rules discussed above under “—Market Discount”, such gain or loss would generally be capital gain or loss.

     Your tax basis in common stock received from us in exchange for a note (whether upon conversion or upon your exercise of your option to tender a note to us, where we elect to satisfy our obligation in whole or in part with common stock) will be the same as your adjusted tax basis in the note at the time of the exchange, less any basis allocable to a fractional share. However, this basis will be decreased by the amount of cash received in the exchange (other than any cash received in lieu of a fractional share) and will be increased by the amount of any gain recognized by you on the exchange (other than gain with respect to a fractional share). The holding period for common stock received in the exchange will include the holding period for the note tendered to us, except that the holding period for common stock attributable to accrued OID (and possibly market discount, if you have elected to include such market discount in income on a current basis) may commence on the day following the date of conversion or repurchase.

     If you convert a note, or you elect to exercise your option to tender a note to us, and we deliver solely cash in satisfaction of our obligation, you will recognize gain or loss equal to the difference between the amount of cash transferred by us to you and your adjusted tax basis in the tendered note (and the tax consequences will be as described above under “— Sale, Exchange or Redemption of the Notes”).

Constructive Dividends

     Holders of convertible debt instruments such as the notes may, in certain circumstances, be deemed to have received distributions of stock if the conversion price of such instruments is adjusted. However, adjustments to the conversion price made pursuant to a bona fide reasonable adjustment formula which has the effect of preventing the dilution of the interest of the holders of the debt instruments will generally not be deemed to result in a constructive distribution of stock. Certain of the possible adjustments provided in the notes (including, without limitation, adjustments in respect of taxable dividends to our stockholders) may not qualify as being pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, you may be deemed to have received constructive distributions includible in your income in the manner described below under “— Dividends” even though you have not received any cash or property as a result of such adjustments. In certain circumstances, the failure to provide for such an adjustment may also result in a constructive distribution to you.

Dividends

     Distributions, if any, made on our common stock generally will be included in your income as ordinary dividend income to the extent of our current or accumulated earnings and profits. Distributions in excess of our current and accumulated earnings and profits will be treated as a return of capital to the extent of your adjusted tax basis in the common stock and thereafter as capital gain from the sale or exchange of such common stock. Dividends received by a corporate U.S. holder may be eligible for a dividends received deduction.

Sale, Exchange or Redemption of Common Stock

     Upon the sale, exchange or redemption of our common stock, you will generally recognize gain or loss equal to the difference between (i) the amount of cash and the fair market value of any other property received upon the sale, exchange or redemption and (ii) your adjusted tax basis in the common stock. Subject to the rules discussed under the heading “—Market Discount” with respect to common stock received in exchange for notes with accrued market discount, such gain or loss will be capital gain or loss. Such capital gain or loss will be long-term capital gain or loss if your holding period in the common stock is more than one year at the time of the sale, exchange or redemption. Long-term capital gains recognized by certain non-corporate U.S. holders, including individuals, will generally be subject to a reduced rate of United States federal income tax. Your adjusted tax basis and holding period in common stock received upon a conversion of a note or the exercise of your option to tender a note to us are determined as discussed above under “— Conversion or Tender of the Notes.” The deductibility of capital losses is subject to limitations.

Tax Event

     The modification of the terms of the Note by us upon a Tax Event as described in “Description of Notes — Optional Conversion to Semi-Annual Cash Pay Note Upon Tax Event,” could possibly alter the timing of income recognition by you with respect to the semiannual payments of interest due after the option exercise date.

Backup Withholding and Information Reporting

     We are required to furnish to the record holders of the notes and common stock, other than corporations and other exempt holders, and to the IRS, information with respect to interest (including OID) paid on the notes and dividends paid on the common stock.

     You may be subject to backup withholding with respect to interest (including OID) paid on the notes, dividends paid on the common stock or with respect to proceeds received from a disposition of the notes or shares of common stock. Certain holders (including, among others, corporations and certain tax-exempt organizations) are generally not subject to backup withholding. You will be subject to backup withholding if you are not otherwise exempt and you (i) fail to furnish your taxpayer identification number, which, for an individual, is ordinarily his or her social security number; (ii) furnish an incorrect taxpayer identification number; (iii) are notified by the IRS that you have failed to properly report payments of interest (including OID) or dividends; or (iv) fail to certify, under penalties of perjury, that you have furnished a correct taxpayer identification number and that the IRS has not notified you that you are subject to backup withholding. Backup withholding is not an additional tax but, rather, is a method of tax collection. You generally will be entitled to credit any amounts withheld under the backup withholding rules against your U.S. federal income tax liability provided that the required information is furnished to the IRS in a timely manner.

Consequences to Non-U.S. Holders

     The following is a summary of certain material United States federal income and estate tax consequences that will apply to you if you are a non-U.S. holder of the notes. For purposes of this discussion, a “non-U.S. holder” means a beneficial owner of notes that is not a U.S. holder.

     In general, subject to the discussion below concerning backup withholding:

Original Issue Discount

     You will not be subject to the 30% United States federal withholding tax with respect to OID accrued on a note, provided that:

•	you do not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•	you are not a “controlled foreign corporation” with respect to which we are, directly or indirectly, a “related person;”

•	you are not a bank receiving interest pursuant to a loan agreement entered into in the ordinary course of its trade or business; and

•	you provide your name and address, and certify, under penalties of perjury, that you are not a United States person (which certification may be made on an IRS Form W-8BEN (or successor form)), or that you hold your notes through certain foreign intermediaries and you and the foreign intermediaries satisfy the certification requirements of applicable Treasury Regulations.

     Special certification rules apply to non-U.S. holders that are pass-through entities rather than corporations or individuals. Prospective investors should consult their tax advisors regarding the certification requirements for non-U.S. holders.

     If you cannot satisfy the requirements described above, you will be subject to the 30% United States federal withholding tax with respect to OID accrued on a note, unless you provide us with a properly executed (1) IRS Form W-8BEN (or successor form) claiming an exemption from or reduction in withholding under the benefit of an applicable United States income tax treaty or (2) IRS Form W-8ECI (or successor form) stating that the OID is not subject to withholding tax because it is effectively connected with the conduct of a United States trade or business. If you are engaged in a trade or business in the United States and OID on a note is effectively connected with your conduct of that trade or business, you will be subject to United States federal income tax on that OID on a net income basis (although you will be exempt from the 30% withholding tax, provided the certification requirements described above are satisfied) in the same manner as if you were a United States person as defined under the Code. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower rate as may be prescribed under an applicable United States income tax treaty) of your earnings and profits for the taxable year, subject to adjustments, that are effectively connected with your conduct of a trade or business in the United States.

Liquidated Damages

     Absent further relevant guidance from the IRS, we intend to treat payments of liquidated damages, if any, made to non-U.S. holders as subject to United States federal withholding tax. Therefore, we intend to withhold on such payments at a rate of 30% unless we receive an IRS Form W-8BEN from you claiming that such payments are subject to reduction or elimination of withholding under an applicable treaty or we receive an IRS Form W-8ECI from you claiming that such payments are effectively connected with your conduct of a United States trade or business. If we withhold tax from any payment of liquidated damages made to you and such payment were determined not to be subject to United States federal tax, you generally would be entitled to a refund of any tax withheld.

Sale, Exchange or Redemption of the Notes or Common Stock

     Any gain realized by you on the sale, exchange, redemption or other disposition of a note or a share of common stock generally will not be subject to United States federal income tax unless:

•	the gain is effectively connected with your conduct of a trade or business in the United States;

•	you are an individual who is present in the United States for 183 days or more in the taxable year of sale, exchange or other disposition, and certain conditions are met; or

•	in the case of common stock, we are or have been a “United States real property holding corporation” for United States federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that you held our common stock.

     If your gain is described in the first bullet point above, you generally will be subject to United States federal income tax on the net gain derived from the sale. If you are a corporation, then any such effectively connected gain received by you may also, under certain circumstances, be subject to the branch profits tax at a 30% rate (or such lower rate as may be prescribed under an applicable United States income tax treaty). If you are an individual described in the second bullet point above, you will be subject to a flat 30% United States federal income tax on the gain derived from the sale, which may be offset by United States source capital losses, even though you are not considered a resident of the United States. Such holders are urged to consult their tax advisers regarding the tax consequences of the acquisition, ownership and disposition of the notes or the common stock.

     We do not believe that we are currently, and do not anticipate becoming, a United States real property holding corporation. Even if we were, or were to become, a United States real property holding corporation, no adverse tax consequences would apply to you if you hold, directly and indirectly, at all times during the applicable period, five percent or less of our common stock, provided that our common stock was regularly traded on an established securities market.

Conversion of the Notes

     You generally will not recognize any income, gain or loss on the conversion of a note into common stock. To the extent you receive cash upon conversion of a note, you generally would be subject to the rules described under “— Consequences to Non-U.S. Holders — Sale, Exchange or Redemption of the Notes or Common Stock” above.

Dividends

     In general, dividends, if any, received by you with respect to our common stock (and any deemed distributions resulting from certain adjustments, or failures to make certain adjustments, to the conversion price of the notes, see “— Consequences to U.S. Holders — Constructive Dividends” above) will be subject to withholding of United States federal income tax at a 30% rate, unless such rate is reduced by an applicable United States income tax treaty. Dividends that are effectively connected with your conduct of a trade or business in the United States are generally subject to United States federal income tax on a net income basis and are exempt from the 30% withholding tax (assuming compliance with certain certification requirements). Any such effectively connected dividends received by a non-U.S. holder that is a corporation may also, under certain circumstances, be subject to the branch profits tax at a 30% rate or such lower rate as may be prescribed under an applicable United States income tax treaty.

     In order to claim the benefit of a United States income tax treaty or to claim exemption from withholding because dividends paid to you on our common stock are effectively connected with your conduct of a trade or business in the United States, you must provide a properly executed IRS Form W-8BEN for treaty benefits or W-8ECI for effectively connected income (or such successor form as the

IRS designates), prior to the payment of dividends. These forms must be periodically updated. You may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund.

United States Federal Estate Tax

     A note held by an individual who at the time of death is not a citizen or resident of the United States (as specialty defined for United States federal estate tax purposes) will not be subject to United States federal estate tax if the individual did not actually or constructively own 10% or more of the total combined voting power of all classes of our stock and, at the time of the individual’s death, payments with respect to such note would not have been effectively connected with the conduct by such individual of a trade or business in the United States. If you are an individual who at the time of death is not a citizen or resident of the United States (as specially defined for United States federal estate tax purposes), your common stock will be subject to United States estate tax unless an applicable United States estate tax treaty provides otherwise.

Tax Event

     The modification of the terms of the note by us upon a Tax Event as described in “Description of Notes — Optional Conversion to Semi-Annual Cash Pay Note Upon Tax Event,” could possibly alter the timing of income recognition by a non-U.S. holder with respect to the semiannual payments of interest due after the option exercise date.

Backup Withholding and Information Reporting

     If you are a non-U.S. holder, in general, you will not be subject to backup withholding and information reporting with respect to payments that we make to you (including OID) provided that we do not have actual knowledge or reason to know that you are a United States person and you have given us the statement described above under “Consequences to Non-U.S. Holders — Original Issue Discount.” In addition, you will not be subject to backup withholding or information reporting with respect to the proceeds of the sale of a note or a share of common stock within the United States or conducted through certain U.S.-related financial intermediaries, if the payor receives the statement described above and does not have actual knowledge or reason to know that you are a United States person, as defined under the Code, or you otherwise establish an exemption. However, we may be required to report annually to the IRS and to you the amount of, and the tax withheld with respect to, any interest (including OID) or dividends paid to you, regardless of whether any tax was actually withheld. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which you reside.

     You generally will be entitled to credit any amounts withheld under the backup withholding rules against your U.S. federal income tax liability provided that the required information is furnished to the IRS in a timely manner.

SELLING SECURITY HOLDERS

     The notes were originally issued by Allergan and sold by the initial purchasers of the notes in a transaction exempt from the registration requirements of the Securities Act of 1933 to persons reasonably believed by the initial purchasers to be qualified institutional buyers as defined by Rule 144A under the Securities Act of 1933 or to be non-U.S. persons outside the United States. Selling securityholders, including their transferees, pledgees or donees or their successors, may from time to time offer and sell pursuant to this prospectus any or all of the notes and shares of common stock into which the notes are convertible.

     The following table sets forth information, as of January 9, 2003, with respect to the selling securityholders and the principal amounts of notes beneficially owned by each selling securityholder that may be offered pursuant to this prospectus. The information is based on information provided by or on behalf of the selling securityholders. The selling securityholders may offer all, some or none of the notes or the common stock into which the notes are convertible. Because the selling securityholders may offer all or some portion of the notes or the common stock, we cannot estimate the amount of the notes or the common stock that will be held by the selling securityholders upon termination of any of these sales. In addition, the selling securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their notes since the date on which they provided the information regarding their notes in transactions exempt from the registration requirements of the Securities Act of 1933. The percentage of notes outstanding beneficially owned by each selling securityholder is based on $641,510,000 aggregate principal amount of notes outstanding. The number of shares of common stock owned prior to the offering includes shares of common stock into which the notes are convertible. The number of shares of common stock offered hereby is based on a conversion rate of 11.410 shares of common stock per $1,000 principal amount of maturity of the notes. No selling securityholder named in the table below beneficially owns one percent or more of our common stock, based on 129,385,079 shares of common stock outstanding (exclusive of treasury stock) on September 27, 2002. Information concerning other selling securityholders will be set forth in prospectus supplements from time to time, if required. The number of shares of common stock owned by the other selling securityholders or any future transferee from any such holder assumes that they do not beneficially own any common stock other than common stock into which the notes are convertible.

	Principal Amount		Common Stock
	of Notes		Owned
	Beneficially Owned	Percentage of	Prior to the	Common Stock
Name	and Offered Hereby	Notes Outstanding	Offering	Offered Hereby

American Fidelity Assurance Company	650,000	*		7,416
American Skandia Trust	500,000	*		5,705
B.C. McCabe Foundation	150,000	*		1,711
Bank Austria Cayman Islands, LTD	13,250,000	*		151,182
Bear Stearns & Co. Inc.	14,000,000	*	16,000 (1)	159,740
BGI Global Investors c/o Forest Investment Management LLC	311,000	*		3,548
The California Wellness Foundation	475,000	*		5,419
Canyon Capital Arbitrage Master Fund, LTD	6,000,000	*		68,460
Canyon Value Realization Fund (Cayman), L.P.	9,000,000	1.40%		102,690
Canyon Value Realization Fund, L.P.	4,000,000	*		45,640
Canyon Value Realization MAC 18, LTD. (RMF)	1,000,000	*		11,410
CareFirst BlueChoice, Inc.	175,000	*		1,996
CareFirst of Maryland, Inc.	475,000	*		5,419
Chrysler Corporation Master Retirement Trust	5,690,000	*		64,922
City of Birmingham Retirement & Relief System	1,700,000	*		19,397
Cobalt Corporation	250,000	*		2,852
Context Convertible Arbitrage Fund, LP	630,000	*		7,188
Credit Suisse First Boston	6,000,000	*		68,460

	Principal Amount		Common Stock
	of Notes		Owned
	Beneficially Owned	Percentage of	Prior to the	Common Stock
Name	and Offered Hereby	Notes Outstanding	Offering	Offered Hereby

Delta Air Lines Master Trust (c/o Oaktree Capital Management, LLC)	1,575,000	*		17,970
Delta Pilots D & S Trust (c/o Oaktree Capital Management, LLC)	805,000	*		9,185
Drake Offshore Master Fund, LTD	15,000,000	2.34%		171,150
Excellus Health Plan, Inc.	2,000,000	*	3,500,000	22,820
Forest Fulcrum Fund LLP	1,056,000	*		12,048
Forest Global Convertible Fund Series A-5	4,331,000	*		49,416
Forest Multi-Strategy Master Fund SPC, on behalf of Series F, Multi-Strategy Segregated Portfolio	1,000,000	*		11,410
FreeState Health Plan, Inc.	100,000	*		1,141
Genesee County Employees’ Retirement System	900,000	*		10,269
Goldman, Sachs & Co.	2,300,000	*		26,243
Greek Catholic Union of the USA	125,000	*		1,426
Group Hospitalization and Medical Services, Inc.	525,000	*		5,990
Guggenheim Portfolio Co. XV, LLC	1,000,000	*		11,410
Jackson County Employees’ Retirement System	375,000	*		4,278
KBC Financial Products (Cayman Islands) Limited	38,500,000	6.00%		439,285
KBC Financial Products USA Inc.	7,850,000	1.22%		89,568
LLT Limited	297,000	*		3,388
Lord Abbott Bond Debenture Fund Inc.	2,500,000	*		28,525
Lyxor Master Fund c/o Forest Investment Management LLC	1,043,000	*		11,900
McMahan Securities Co. L.P.	85,000	*		969
Met Investors Bond Debenture Fund	500,000	*		5,705
Microsoft Corporation	2,520,000	*		28,753
Motion Picture Industry Health Plan — Active Member Fund	455,000	*		5,191
Motion Picture Industry Health Plan — Retiree Member Fund	285,000	*		3,251
National Fuel Gas Company Retirement Plan	150,000	*		1,711
NORCAL Mutual Insurance Company	650,000	*		7,416
OCM Convertible Trust	4,535,000	*		51,744
Oxford, Lord Abbott Co.	1,250,000	*		14,262
Partner Reinsurance Company Ltd.	1,455,000	*		16,601
Physicians’ Reciprocal Insurers Account #7	2,100,000	*		23,961
Qwest Occupational Health Trust	530,000	*		6,047
Radian Asset Guaranty	1,250,000	*		14,262
Radian Guaranty	1,250,000	*		14,262
Ramius Capital Group	1,000,000	*		11,410
Ramius, LP	250,000	*		2,852
RBC Alternative Assets LP c/o Forest Investment Management LLC	233,000	*		2,658
RCG Baldwin, LP	1,000,000	*		11,410
RCG Halifax Master Fund, LTD	3,000,000	*		34,230
RCG Latitude Master Fund, LTD	10,000,000	1.56%		114,100
RCG Multi Strategy A/C, LP	10,000,000	1.56%		114,100

	Principal Amount		Common Stock
	of Notes		Owned
	Beneficially Owned	Percentage of	Prior to the	Common Stock
Name	and Offered Hereby	Notes Outstanding	Offering	Offered Hereby

Relay II Holdings c/o Forest Investment Management LLC	156,000	*		1,779
Southern Farm Bureau Life Insurance Company	1,750,000	*		19,967
Sphinx Convertible Arbitrage c/o Forest Investment Management LLC	76,000	*		867
State Employees’ Retirement Fund of the State of Delaware	1,930,000	*		22,021
Sunrise Partners Limited Partnership	1,000,000	*		11,410
TD Securities (USA) Inc.	4,000,000	*		45,640
Total Fina Elf Finance USA Inc.	200,000	*		2,282
UBS AG Cvt. Prop	35,000,000	5.46%		399,350
UBS O’Connor LLC F/B/O O’Connor Global Convertible Portfolio	500,000	*		5,705
Vanguard Convertible Securities Fund, Inc.	7,220,000	1.13%		82,380
White River Securities L.L.C.	14,000,000	2.18%	16,000 (1)	159,740
Xavex Convertible Arbitrage #5	500,000	*		5,705
Zurich Master Hedge Fund c/o Forest Investment Management LLC	497,000	*		5,670

Total	254,865,000	22.85%	3,532,000	2,907,988

*	Represents less than 1%

(1)	The securityholder holds an option to purchase 16,000 shares of common stock at a price of $70 per share, expiring April 2003.

          None of the selling securityholders nor any of their affiliates, officers, directors or principal equity holders has held any position or office or has had any material relationship with Allergan within the past three years.

          The initial purchasers purchased all of the notes from us in a private transaction in November 2002. All of the notes were “restricted securities” under the Securities Act of 1933 prior to this registration. The selling securityholders have represented to us that they purchased the shares for their own account for investment only and not with a view toward selling or distributing them, except pursuant to sales registered under the Securities Act of 1933 or exempt from such registration.

          Information concerning the securityholders may change from time to time and any changed information will be set forth in supplements to this prospectus if and when necessary. In addition, the number of shares of common stock issuable upon conversion of the notes is subject to adjustment under certain circumstances. Accordingly, the aggregate principal amount of notes and the number of shares of common stock into which the notes are convertible may increase or decrease.

PLAN OF DISTRIBUTION

     The selling securityholders and their successors, which term includes their transferees, pledgees or donees or their successors may sell the notes and the underlying common stock directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

     The common stock may be sold in one or more transactions at:

•	fixed prices,

•	prevailing market prices at the time of sale,

•	prices related to the prevailing market prices,

•	varying prices determined at the time of sale, or

•	negotiated prices.

     These sales may be effected in transactions:

•	on any national securities exchange or quotation service on which our common stock may be listed or quoted at the time of sale, including the Nasdaq National Market,

•	in the over-the-counter market,

•	otherwise than on such exchanges or services or in the over-the-counter market,

•	through the writing of options, whether the options are listed on an options exchange or otherwise, or

•	through the settlement of short sales.

These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as agent on both sides of the trade.

     In connection with the sale of the notes and the underlying common stock or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions. These broker-dealers or financial institutions may in turn engage in short sales of the common stock in the course of hedging the positions they assume with selling securityholders. The selling securityholders may also sell the notes and the underlying common stock short and deliver these securities to close out such short positions, or loan or pledge the notes or the underlying common stock to broker-dealers that in turn may sell these securities.

     The aggregate proceeds to the selling securityholders from the sale of the notes or the underlying common stock offered by them hereby will be the purchase price of the common stock less discounts and commissions, if any. Each of the selling securityholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

     Our outstanding common stock is listed for trading on the New York Stock Exchange. We do not intend to list the notes for trading on any national securities exchange or on the Nasdaq National Market and can give no assurance about the development of any trading market for the notes.

     In order to comply with the securities laws of some states, if applicable, the notes and the underlying common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the notes may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

     The selling securityholders and any broker-dealers or agents that participate in the sale of the notes and the underlying common stock may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act of 1933. Profits on the

sale of the notes and the underlying common stock by selling securityholders and any discounts, commissions or concessions received by any broker-dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act of 1933. Selling securityholders who are deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act of 1933 will be subject to the prospectus delivery requirements of the Securities Act of 1933. To the extent the selling securityholders may be deemed to be “underwriters,” they may be subject to statutory liabilities, including, but not limited to, Sections 11, 12 and 17 of the Securities Act of 1933.

     The selling securityholders and any other person participating in a distribution will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations thereunder. Regulation M of the Securities Exchange Act of 1934 may limit the timing of purchases and sales of any of the securities by the selling securityholders and any other person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to the particular securities being distributed for a period of up to five business days before the distribution.

     To our knowledge, there are currently no plans, arrangements or understandings between any selling securityholder and any underwriter, broker-dealer or agent regarding the sale of the common stock by the selling securityholders.

     A selling securityholder may decide not to sell any notes or the underlying common stock described in this prospectus. We cannot assure you that any selling securityholder will use this prospectus to sell any or all of the notes or the underlying common stock. Any securities covered by this prospectus which qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act of 1933 may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus. In addition, a selling securityholder may transfer, devise or gift the notes and the underlying common stock by other means not described in this prospectus.

     With respect to a particular offering of the notes and the underlying common stock, to the extent required, an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part will be prepared and will set forth the following information:

•	the specific notes or common stock to be offered and sold,

•	the names of the selling securityholders,

•	the respective purchase prices and public offering prices and other material terms of the offering,

•	the names of any participating agents, broker-dealers or underwriters, and

•	any applicable commissions, discounts, concessions and other items constituting, compensation from the selling securityholders.

     We entered into the registration rights agreement for the benefit of holders of the notes to register their notes and the underlying common stock under applicable federal and state securities laws under certain circumstances and at certain times. The registration rights agreement provides that the selling securityholders and we will indemnify each other and our respective directors, officers and controlling persons against specific liabilities in connection with the offer and sale of the notes and the underlying common stock, including liabilities under the Securities Act of 1933, or will be entitled to contribution in connection with those liabilities. We will pay all of our expenses and specified expenses incurred by the selling securityholders incidental to the registration, offering and sale of the notes and the underlying common stock to the public, but each selling securityholder will be responsible for payment of commissions, concessions, fees and discounts of underwriters, broker-dealers and agents.

LEGAL MATTERS

     The validity of the issuance of the notes and the common stock issuable upon conversion of the notes will be passed upon for us by Latham & Watkins LLP, Costa Mesa, California.

EXPERTS

     Our consolidated financial statements and schedule of Allergan, Inc. as of December 31, 2001 and 2000, and for each of the years in the three-year period ended December 31, 2001, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2001 financial statements refers to a change in Allergan’s method of accounting for derivative instruments and hedging activities in 2001.